UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Santander Consumer USA Holdings Inc.

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Santander
CONSUMER USA

2021 PROXY STATEMENT
for Annual Meeting of Stockholders

Santander CONSUMER USA | 2018 PROXY STATEMENT for Annual Meeting of Stockholders

1601 Elm St. Suite 800 Dallas, Texas 75201 | 214.634.1110

April 23, 2021

Dear Stockholder:

In a year marked by the COVID-19 pandemic, we at Santander Consumer USA Holdings Inc. (“SC” or “Santander Consumer”) demonstrated stability in our business by adjusting quickly to help our employees and our communities and by serving our dealers and our customers in challenging times. In this environment, SC’s strong full-year results are testament to the team’s execution and commitment, and further evidence SC’s resiliency through cycles.

We are proud of our response to the COVID-19 crisis. We promptly instituted a work from home strategy for thousands of employees, while providing temporary incremental compensation for frontline colleagues and installing safety protocols at our facilities. We provided relief to nearly 700,000 customers via loan deferrals, and achieved all-time highs in our customer satisfaction scores. We continued to support Fiat Chrysler by collaborating on incentive programs, and extended relief to dealer floorplan clients through our affiliate, Santander Bank. We supported our communities through the SC Foundation, which donated $3 million to organizations supporting populations hardest hit by the crisis.

During 2020 we have also been working to make SC a more diverse and equitable workplace. With the full support of the SC leadership team and Board of Directors we established SC’s Diversity, Equity and Inclusion Council, plus launched multiple initiatives that aim to establish best practices in areas such as recruiting, training and soliciting meaningful feedback during the hiring process, as well as refining internal processes focused on sustainability and measuring progress in these areas. In early 2021 we hired a Chief Diversity Officer, who is overseeing these programs as Head of SC’s Office of Diversity, Equity and Inclusion.

We are also particularly pleased with the continued progress we have made on the regulatory front, which culminated in early 2021 with the Federal Reserve closing the 2017 Written Agreement it had with Santander US and Santander Consumer.

Our priorities for 2021 include building a premier dealer experience, strengthening our relationship with Stellantis (formerly FCA) and other strategic partners, competing on price while balancing risk, investing in digital innovation, and advancing our commitment to Diversity, Equity and Inclusion. We will also continue to partner with Santander US on further developing our Environment, Social and Governance initiatives. As this transformation continues, we remain committed to better serving our customers and creating value for all our stakeholders.

You are invited to attend the Annual Meeting of Stockholders, which will be a virtual meeting held as a live audio webcast, on Thursday, June 3, 2021 at 2:30 p.m. (CDT). Shareholders must register in advance to participate in the Annual Meeting online. In order to register, shareholders should visit the Annual Meeting website at http://www.proxydocs.com/SC and will need the control number provided in the Proxy Card / Voting Instruction Form they received with the proxy materials.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. This Proxy Statement is also available at http://www.proxypush.com/SC. Whether or not you expect to attend the Annual Meeting, please vote your shares now.

We thank you for your continuing interest in Santander Consumer, and we hope you will attend the Annual Meeting.

Sincerely,

	William Rainer Chair of the Board	Mahesh Aditya President and CEO

1601 Elm St. Suite 800 Dallas, Texas 75201 | 214.634.1110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 3, 2021

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders will be held virtually via live audio webcast at www.proxydocs.com/SC at 2:30 p.m. (CDT) on June 3, 2021 for the following purposes:

1.	To elect 11 directors named in the Proxy Statement to the Board of Directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year end;

3.	To approve, on a non-binding, advisory basis, named executive officer compensation;

4.	To hold a non-binding, advisory vote on the frequency of future advisory votes on named executive officer compensation; and

5.	To transact any business as may properly come before the Annual Meeting in accordance with the terms of our Third Amended and Restated Bylaws.

The Board of Directors has fixed the close of business on April 9, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Christopher Pfirrman

Chief Legal Officer, General Counsel, and Corporate Secretary

April 23, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held On June 3, 2021.

The Proxy Statement and 2020 Annual Report are available at http://investors.santanderconsumerusa.com.

SC 2021 Proxy Statement	i

PROXY SUMMARY

PROXY SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER. PLEASE READ THE ENTIRE PROXY STATEMENT CAREFULLY BEFORE VOTING.

Important Terms

»	“Annual Meeting” – the Company’s 2021 Annual Stockholder Meeting

»	“Audit Committee” – the Audit Committee of the Board

»	“Banco Santander,” “Santander,” and “SAN” – Banco Santander, S.A.

»	“Board” – the Board of Directors of SC

»	“BSPR” – Banco Santander Puerto Rico, formerly an affiliate of SC

»	“BSI” – Banco Santander International, an affiliate of SC

»	“Bylaws” – the Third Amended and Restated Bylaws of SC

»	“CD&A” – the Compensation Discussion and Analysis section of this Proxy Statement

»	“Common Stock” – shares of SC common stock, par value $0.01 per share

»	“Company,” “SC,” “Santander Consumer,” “us,” “we,” and “our” – Santander Consumer USA Holdings Inc. and, where appropriate, Santander Consumer USA Holdings Inc. and its subsidiaries

»	“Compensation Committee” – the Compensation and Talent Management Committee of the Board

»	“Exchange Act” – the Securities Exchange Act of 1934, as amended

»	“Executive Committee” – the Executive Committee of the Board

»	“GAAP” – United States generally accepted accounting principles, the accounting standard adopted by the SEC

»

“Independent Directors” – our independent directors as defined by the NYSE Listed Company Rules (as determined by the Board), including Dr. Akbari, Mr. Coleman, Mr. Ferriss, Ms. Holiday, Mr. McCarthy, Mr. Muir, and Mr. Rainer

»	“Named Executive Officers” or “NEOs” – our “named executive officers,” as determined under Rule 402 of Regulation S-K, and as designated in this Proxy Statement

»	“NYSE” – the New York Stock Exchange

»	“Omnibus Plan” – SC’s Omnibus Incentive Plan

»	“PwC” – PricewaterhouseCoopers LLP

»	“Regulatory and Compliance Oversight Committee” – the Regulatory and Compliance Oversight Committee of the Board

»	“Risk Committee” – the Risk Committee of the Board

»	“RSU” – restricted stock unit

»	“Santander Bank” or “SBNA” – Santander Bank, N.A., a subsidiary of SHUSA and an affiliate of SC

»	“Santander Remuneration Committee” – the Banco Santander Board Remuneration Committee

»	“SC Illinois” – Santander Consumer USA Inc., an Illinois corporation and wholly-owned subsidiary of SC

»	“SEC” – the United States Securities and Exchange Commission

»	“Securities Act” – the Securities Act of 1933, as amended

»

“Shareholders Agreement” – The Shareholders Agreement we entered into in connection with our initial public offering in January 2014 with SHUSA, DDFS, LLC, Sponsor Auto Finance Holdings Series LP, and Thomas Dundon, as amended

»	“SHUSA” – Santander Holdings USA, Inc., SC’s majority stockholder and a subsidiary of Banco Santander

»	“SRIP” – Special Regulatory Incentive Program

»	“SIS” – Santander Investment Securities, an affiliate of SC and formerly known as Santander Central Hispano Investment Services, Inc.

Your Vote

Your vote is very important. The Board is requesting you to allow your Common Stock to be represented at the Annual Meeting by proxies named on the Proxy Card / Voting Instruction Form.

This Proxy Statement is being sent to you in connection with this request and has been prepared for the Board by our management. This Proxy Statement is being sent to our stockholders on or about April 23, 2021.

SC 2021 Proxy Statement	1

PROXY SUMMARY

How to Vote

You may vote your shares prior to the Annual Meeting via the Internet, by telephone, or by mail.

INTERNET	TELEPHONE	MAIL

Go to www.proxypush.com/sc	Dial toll-free 855-782-8499	Mark, sign, and date your
You will need the control number included in your Proxy Card / Voting Instruction Form.	You will need the control number included in your Proxy Card / Voting Instruction Form.	Proxy Card and return it in the postage-paid envelope provided.

Summary of Voting Proposals and Voting Recommendations

PROPOSALS	BOARD RECOMMENDATION

PROPOSAL 1. Election of Directors (Page 6)

We are asking our stockholders to vote on each director nominee to the Board named in this Proxy Statement. The Board and the Executive Committee believe that each director nominee has the qualifications, experience, and skills necessary to represent stockholders through service on the Board.

FOR ALL

PROPOSAL 2. Ratification of Appointment of Independent Registered Public Accounting Firm (Page 22)

The Audit Committee has appointed PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The Audit Committee and the Board believe that the continued retention of PwC to serve as our independent auditor is in the best interests of the Company and its stockholders. As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s appointment of PwC.

FOR

PROPOSAL 3. Non-Binding, Advisory Approval of Named Executive Officer Compensation (“Say-on-Pay”) (Page 51)

We are asking our stockholders to indicate their support for our executive compensation programs as described in this Proxy Statement. This vote is referred to as a “Say-on-Pay” vote.

FOR

PROPOSAL 4. Non-Binding, Advisory Vote on Frequency of Say-on-Pay Votes (Page 52)

We are asking our stockholders for their advisory vote on their preferred frequency of the submission of future Say-on-Pay votes to stockholders by indicating their choice as to whether future submissions of Say-on-Pay votes to stockholders should occur every year, every two years, or every three years

THREE YEARS

2	SC 2021 Proxy Statement

PROXY SUMMARY

Nominees for Election as Directors

The Board recommends a vote FOR the election of each of the following nominees for director:

NAME	AGE	DIRECTOR SINCE	INDEPENDENT	COMMITTEE MEMBERSHIP
William Rainer	74	2015	●	Board Chair, EC (Chair)
Stephen A. Ferriss	75	2013	●	Board Vice-Chair, AC, CC, EC, RC (Chair)
Mahesh Aditya	58	2017		EC
Homaira Akbari	60	2020	●	RC, RCOC
Juan Carlos Alvarez de Soto	50	2019		---
Leonard Coleman, Jr.	72	2021	●	CC, RC
Victor Hill	57	2015		RC, RCOC
Edith E. Holiday	69	2016	●	CC (Chair), RCOC
Javier Maldonado	58	2015		CC, EC, RCOC
Robert J. McCarthy	67	2015	●	AC, CC, RCOC (Chair)
William F. Muir	66	2016	●	AC (Chair), EC, RC, RCOC

»	AC: Audit Committee
»	CC: Compensation and Talent Management Committee
»	EC: Executive Committee
»	RC: Risk Committee
»	RCOC: Regulatory and Compliance Oversight Committee

Corporate Governance Highlights

Majority independent Board
Annual joint evaluation of CEO by Board and SHUSA’s Board of Directors
Annual Board and Committee self-evaluations and annual individual director evaluations
Annual election of all directors
Strong independent Chair of the Board
Orientation program for new directors and continuing education for all directors
Robust stock ownership guidelines for Independent Directors
Strong risk oversight by full Board and Board Committees
Regular executive sessions of non-management directors

SC 2021 Proxy Statement	3

PROXY SUMMARY

2020 Business Highlights

$30.6 billion of originations across loans and leases, down only 2% from 2019’s all-time high (despite the COVID-19 pandemic)
$911 million of net income

Impactful COVID-19 response, including providing relief to approximately 700,000 customer accounts, executing a work-from-home strategy aimed at safeguarding the health of our employees, providing emergency leave and premium compensation to our frontline employees, and donating $3.0 million to organizations serving vulnerable populations hardest hit by the pandemic

Net finance and other interest income of $4.8 billion, up 3% from 2019
Return on average assets (“ROA”) of 1.9%
Expense ratio of 1.8%
Announced the opening of a service center in Tampa, Florida
Continued to grow and diversify our funding sources, including originating $5.47 billion in auto loans through our partnership with Santander Bank
Returned more than $987 million of capital to our stockholders through dividends and share repurchases

Diversity, Equity and Inclusion Highlights

The Board and senior management renewed their focus on and made significant progress toward the continued improvement of Diversity, Equity and Inclusion at SC, and actively took steps to make SC a more diverse, equitable and inclusive workplace.

We appointed a Chief Diversity Officer (“CDO”) and established an Office of Diversity, Equity and Inclusion in January 2021. Our CDO is a member of senior management and reports to our CEO.

Our CDO and Office of Diversity, Equity and Inclusion are working to build sustainable Diversity, Equity and Inclusion strategies and to establish best practices in areas such as recruiting, training and soliciting meaningful feedback during the hiring process, as well as refining internal processes focused on sustainability and measuring progress in our Diversity, Equity and Inclusion initiatives.

We have pledged to promote six employee networking groups as a part of our Diversity, Equity and Inclusion efforts to ensure that we consider diverse perspectives across our business and throughout our culture.

The Board also remains committed to diversified Board membership and to seeking highly qualified women and individuals from minority groups to include in the pool from which new directors are selected. Further, the Board remains committed to interview at least one woman for every new Board position until we have at least four women serving on the Board.

Our annual bonus plan includes performance metrics based on increasing diversity in our workforce.

4	SC 2021 Proxy Statement

PROXY SUMMARY

Executive Compensation Program—Overview

Our executive compensation program is designed to reinforce the link between the long-term interests of our executive officers and our stockholders. A significant portion of our executive officers’ incentive compensation is deferred and payable in SC shares, and therefore directly aligned with the Company’s performance, including total stockholder return.

ELEMENT	KEY CHARACTERISTICS	PURPOSE
Base Salary	» Fixed cash compensation » Reviewed at least annually » Reflects the executive’s position, responsibilities, qualifications, tenure, and contributions to the Company	» Offers security for executives » Intended to allow the Company to recruit and maintain a stable management team
Annual Bonuses

»  Comprised of both short-term and long- term incentives

»  Significant portion of annual bonuses are deferred

»  Half payable in cash and half payable in SC equity awards

»  Includes a special, multi-year regulatory incentive program intended to focus executives on regulatory and compliance transformation initiatives

» Motivates and rewards executives for achievement of Company and individual performance goals » Appropriately balances compensation risk » Aligns management and stockholder interests
Retirement Benefits; Medical Benefits; Perquisites	» Indirect compensation » Consists of a retirement plan, health and other welfare plans, and perquisites	» Provides executives with security during employment and into retirement » Promotes employee health » Intended to allow the Company to recruit and maintain qualified executives

Key Features of Our Compensation Program

Ties annual incentive compensation to the achievement of meaningful SC, SHUSA, Santander, and individual performance goals
Subjects a significant portion of annual incentive compensation to deferral
Pays a significant portion of annual incentive compensation in SC stock
Subjects Omnibus Plan awards to “double-trigger” change in control vesting
Subjects incentive compensation to a robust malus and clawback policy
Conditions a significant portion of compensation on the acceptance of confidentiality, non-solicit, and other restrictive covenants
Is reviewed and supported by a prominent independent compensation consultant
Includes annual limits on non-employee director compensation
Includes Independent Director stock ownership guidelines
Includes a robust annual compensation risk assessment
Does not allow for the repricing of underwater stock options
Does not allow for the grant of discounted stock options
Does not allow hedging or pledging of SC stock by executive officers or directors

SC 2021 Proxy Statement	5

CORPORATE GOVERNANCE - PROPOSAL 1: ELECTION OF DIRECTORS

CORPORATE GOVERNANCE

Proposal 1: Election of Directors

WHAT YOU ARE VOTING ON:

At the Annual Meeting, 11 directors are to be elected to hold office until the 2022 Annual Meeting and until their successors are elected and qualified, or until the directors either resign or are removed from office.

Introduction

As of the date of the Annual Meeting, the Board will consist of 11 members. The current members are Mahesh Aditya, Homaira Akbari, Juan Carlos Alvarez de Soto, Leonard Coleman, Jr., Stephen A. Ferriss, Victor Hill, Edith E. Holiday, Javier Maldonado, Robert J. McCarthy, William F. Muir, and William Rainer. Mr. Aditya and Mr. Alvarez de Soto are also members of the board of directors of SC Illinois.

SHUSA has the right to nominate nine members of the Board. Please see “Corporate Governance—Nomination of Directors” for more information. SHUSA has nominated Mr. Aditya, Dr. Akbari, Mr. Alvarez de Soto, Mr. Coleman, Mr. Ferriss, Mr. Hill, Ms. Holiday, Mr. Maldonado and Mr. Rainer for election to the Board. The Board has nominated Mr. McCarthy and Mr. Muir for election to the Board. The Board has determined that Dr. Akbari, Mr. Coleman, Mr. Ferriss, Ms. Holiday, Mr. McCarthy, Mr. Muir, and Mr. Rainer are Independent Directors.

Each of the directors elected at the Annual Meeting will be elected for a one-year term, which expires at our next annual meeting, and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

Information Concerning the Nominees

Biographical information for each nominee for election to the Board appears below. The information is based entirely upon information provided by the respective nominees.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

6	SC 2021 Proxy Statement

CORPORATE GOVERNANCE - PROPOSAL 1: ELECTION OF DIRECTORS

MAHESH ADITYA	DIRECTOR SINCE: 2017 AGE: 58
President and CEO COMMITTEES » Executive

EXPERIENCE

Mr. Aditya has been our President and CEO since December 2019. Previously, he served as the Chief Risk Officer of SHUSA from May 2018 to December 2019 and as Chief Risk Officer of SBNA from April 2018 to December 2019. He also served as the Chief Operating Officer of SHUSA from May 2017 to May 2018. Prior to joining SHUSA, he served as the Chief Risk Officer and was a member of the Operating Committee of Visa Inc. from June 2014 to February 2017. Prior to that role, from April 2011 until June 2014, Mr. Aditya was employed by JPMorgan Chase, first as the Chief Risk Officer of Retail Banking and then later as the Chief Risk Officer of Mortgage Banking. Previously, he was employed as the Head of Risk for Mortgage and Business Banking at Capital One Bank from 2009 to 2011. Mr. Aditya holds a degree in electrical engineering from Bangalore University and a master’s degree in business administration from the Faculty of Management Studies, Delhi University. Mr. Aditya has extensive experience in risk management and finance, and we believe he is qualified to serve on the Board.

HOMAIRA AKBARI	DIRECTOR SINCE: 2020 AGE: 60
COMMITTEES » Regulatory and Compliance Oversight » Risk

EXPERIENCE

Dr. Akbari has served as the President and Chief Executive Officer of AKnowledge Partners, LLC, a global advisory firm providing high-impact consultative strategies and advice to Fortune 1000 companies and private equity firms in the sectors of The Internet of Things (“IoT”), Cyber Security, Artificial Intelligence, and analytics, since 2012. From 2007 to 2012, Dr. Akbari was the President and Chief Executive Officer of SkyBitz, Inc., a leading provider of IoT asset tracking and security solutions specializing in real-time decision-making tools for companies with remote field assets. Prior to her service with SkyBitz, Dr. Akbari held executive positions at Microsoft Corporation, Thales Group, TruePosition, Inc., a subsidiary of Liberty Media Corporation, and Cambridge Strategic Management Group. Dr. Akbari also serves on the boards of directors of Banco Santander, Temenos AG, an enterprise software company listed on the Swiss stock exchange, and Landstar System, Inc., a transportation logistics company listed on Nasdaq. Previously, Dr. Akbari served on the boards of directors of several public companies, including Gemalto N.V., Veolia S.A., and Covisint Corporation, a company formerly listed on Nasdaq. Dr. Akbari holds a Ph.D. in particle physics from Tufts University and an MBA from Carnegie Mellon Tepper School of Business. She served as the Chair of the Johns Hopkins University Physics and Astronomy Advisory Council and is currently a member of the Business Board of Advisors for Tepper School of Business. Dr. Akbari has extensive business experience with an emphasis on cybersecurity and the use of technology in business and financial services, and we believe that she is qualified to serve on the Board.

SC 2021 Proxy Statement	7

CORPORATE GOVERNANCE - PROPOSAL 1: ELECTION OF DIRECTORS

JUAN CARLOS ALVAREZ DE SOTO	DIRECTOR SINCE: 2019 AGE: 50

EXPERIENCE

Mr. Alvarez de Soto has been the CFO of SHUSA since September 2019. He served as our CFO from October 2017 until September 2019. Prior to joining us, Mr. Alvarez de Soto was Corporate Treasurer for SHUSA from 2009 to 2017, overseeing SHUSA’s liquidity risk management, asset liability management, and treasury functions. Prior to joining SHUSA, from 2005 to 2008, he was Senior Vice President and Head of Treasury and Investments for Banco Santander’s International Private Banking at BSI and Banco Santander Suisse. In this role he managed a team of investment professionals, overseeing the assets of Banco Santander’s international high-net-worth clients. From 2000 to 2004, Mr. Alvarez de Soto held the position of Directeur Adjoint for Santander Central Hispano Suisse, Geneva and was Head of Treasury, Trading and Asset Allocation. Mr. Alvarez de Soto holds a master’s degree in finance from George Washington University and a bachelor’s degree in management from Tulane University, and is a Chartered Financial Analyst. Mr. Alvarez de Soto has extensive experience in finance and global markets, and we believe he is qualified to serve on the Board.

LEONARD COLEMAN, JR.	DIRECTOR SINCE: 2021 AGE: 72
COMMITTEES » Compensation » Risk

EXPERIENCE

Mr. Coleman is the former president of the National League of Professional Baseball Clubs. Mr. Coleman signed on with Major League Baseball in 1992 as Executive Director-Market Development. He served as President of the National League of Professional Baseball Clubs from 1994 to 1999, Senior Advisor to Major League Baseball from 1999 until 2005, and from 2001 to 2002, was chairman of ARENACO, a subsidiary of Yankees/Nets. Prior to working for Major League Baseball, Mr. Coleman was a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, he served as commissioner of both the New Jersey Department of Community Affairs and Department of Energy, and chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. Mr. Coleman was the vice chairman of the State Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission, and New Jersey Public Television Commission. Mr. Coleman also has served as president of the Greater Newark Urban Coalition. From 1976 to 1980, Mr. Coleman worked in Africa in mission service for the Protestant Episcopal Church of the United States, providing management consultant services in health care, education, and church and community development in 17 African countries. After graduating with a degree in history from Princeton University, Mr. Coleman received a master’s in public administration and a master’s in education and social policy from Harvard University. In addition to serving as honorary chairman of the board of the Jackie Robinson Foundation, which he chaired for nearly 20 years, Mr. Coleman serves on the boards of directors of the Omnicom Group Inc. (NYSE: OMC), Hess Corporation (NYSE: HES), and Electronic Arts Inc. (Nasdaq: EA). He has previously served as director of Aramark and Avis-Budget Group, Inc. Mr. Coleman also serves as a director of a number of other organizations, including the Metropolitan Opera and the Schumann Fund. Mr. Coleman is a former chairman of the Board of Trustees of the Presiding Bishop’s Fund for World Relief and the United States chairman of the Bishop Tutu Scholarship Fund. Mr. Coleman has extensive experience in management, finance, and regulatory matters, and we believe that he is qualified to serve on the Board.

8	SC 2021 Proxy Statement

CORPORATE GOVERNANCE - PROPOSAL 1: ELECTION OF DIRECTORS

STEPHEN A. FERRISS	DIRECTOR SINCE: 2013 AGE: 75
Vice-Chair of the Board COMMITTEES » Audit » Compensation » Executive » Risk (Chair)

EXPERIENCE

Mr. Ferriss has served as a director of SHUSA since 2012. He is also a director of BSI, and previously he was chairman of the boards of directors of Santander BanCorp and BSPR. Mr. Ferriss was also a director of SBNA from 2012 to 2015. Previously, he served as President and CEO of SIS (formerly known as Santander Central Hispano Investment Services, Inc.) from 1999 to 2002, and held various roles at Bankers Trust, including Managing Director and Partner of the Bankers Trust Global Investment Bank in London and New York. Prior to Bankers Trust, Mr. Ferriss spent 19 years at Bank of America. Mr. Ferriss graduated from Columbia College and received a master’s degree in Latin American international economics from Columbia University School of International and Public Affairs. Mr. Ferriss has extensive experience in management and international finance, and we believe he is qualified to serve on the Board.

VICTOR HILL	DIRECTOR SINCE: 2015 AGE: 57
COMMITTEES » Regulatory and Compliance Oversight » Risk

EXPERIENCE

Mr. Hill has worked within the UK motor finance industry for over 35 years, 20 of them at the board level. He began his career within Lombard Motor Finance in 1982 and moved to First National Motor Finance in 1998, joining the management board in 2000. Mr. Hill was responsible for the launch of Santander Consumer Finance (UK) plc (“SCUK”), an affiliate of SC, in 2005, and continues to lead that business today as CEO. He led the acquisition of the UK motor finance portfolio from GE Money in 2009 and currently serves as a director of three joint venture subsidiaries, Hyundai Capital UK and PSA Finance UK and Volvo Car Financial Services UK. Mr. Hill has held a number of directorships, registered at Companies House in London, but his current responsibilities include directorships of five companies including SCUK, Hyundai Capital UK Ltd, PSA Finance UK Ltd, Volvo Car Financial Services UK Ltd., and SC. He qualified as a Chartered Director in 2007 and achieved Fellowship of the Institute of Directors, in London, during 2012. He also qualified as a Mediator for Civil and Commercial Disputes in 2008. Mr. Hill has extensive management experience within the auto finance industry, and we believe that he is qualified to serve on the Board.

SC 2021 Proxy Statement	9

CORPORATE GOVERNANCE - PROPOSAL 1: ELECTION OF DIRECTORS

EDITH E. HOLIDAY	DIRECTOR SINCE: 2016 AGE: 69
COMMITTEES » Compensation (Chair) » Regulatory and Compliance Oversight

EXPERIENCE

Ms. Holiday is a member of the boards of directors of Hess Corporation (NYSE:HES) and is a member of the boards of directors or trustees of various investment companies in the Franklin Templeton Group of Funds, serving as Lead Director of the Franklin and Templeton Funds. She is also a member of the board of directors of SHUSA and will be a member of the boards of directors of Canadian National Railway (NYSE:CNI) until April 27, 2021 and of White Mountains Insurance Group Ltd. (NYSE:WTM) until May 27, 2021. Ms. Holiday also served on the boards of directors of RTI International Metals, Inc. from 1999 to 2015, and of the H.J. Heinz Company from 1994 to 2013. Ms. Holiday was also the President, Secretary, and Treasurer of Comcast TW Holdings, Inc. from 2006 to 2007. From 1990 to 1993, Ms. Holiday was Assistant to the President of the United States and Secretary of the U.S. Cabinet. From 1989 to 1990, she served as General Counsel of the U.S. Treasury Department, and from 1988 to 1989 she served as Counselor to the Secretary and Assistant Secretary for Public Affairs and Public Liaison of the U.S. Treasury Department. Prior to that, Ms. Holiday held various other positions in government and in private practice. Ms. Holiday holds a bachelor of science and a law degree from the University of Florida. Ms. Holiday has extensive experience in legal and regulatory matters and in public service, and we believe that she is qualified to serve on the Board.

JAVIER MALDONADO	DIRECTOR SINCE: 2015 AGE: 58
COMMITTEES » Compensation » Executive » Regulatory and Compliance Oversight

EXPERIENCE

Mr. Maldonado has served as Senior Executive Vice President, Global Head of Cost Control of Banco Santander since October 2015. He has held numerous management positions at Banco Santander and its affiliates, including Senior Executive Vice President, Head of the New General Directorate for Coordination and Control of Regulatory Projects of Banco Santander; Executive Committee Director, Head of Internal Control and Corporate Development, for Santander (UK) plc from May 2012 to September 2014; Vice President in Charge of Closed Funds and Complaints for Banco Santander Brazil from October 2011 to April 2012; and General Manager for Banco Santander in the Middle East from January 2011 to September 2011. Previously, Mr. Maldonado was an attorney with Baker & McKenzie and Corporate and International Law Department Head at J.Y. Hernández-Canut Law Firm. Mr. Maldonado is the vice-chairman of the board of directors of SHUSA and is also a director of SBNA and SIS. He previously served as a director of BSPR and Santander BanCorp. He holds law degrees from Northwestern University and UNED University. Mr. Maldonado has extensive knowledge and experience in international finance and legal and regulatory affairs, and we believe he is qualified to serve on the Board.

10	SC 2021 Proxy Statement

CORPORATE GOVERNANCE - PROPOSAL 1: ELECTION OF DIRECTORS

ROBERT J. McCARTHY	DIRECTOR SINCE: 2015 AGE: 67
COMMITTEES » Audit » Compensation » Regulatory and Compliance Oversight (Chair)

EXPERIENCE

In 2014, Mr. McCarthy retired from Marriott International, Inc., where he served as Chief Operations Officer since 2012. Mr. McCarthy joined Marriott in 1975, where he served in various leadership positions, including Senior Vice President, Northeast Region from 1995 to 2000; Executive Vice President, Operations from 2000 to 2002; President, North America from 2003 to 2009; Group President from 2009 to 2011; and Chief Operations Officer from March 2012 until February 2014. Mr. McCarthy has served as chairman of Hotel Development Partners since March 2014. He currently is a member of the board of trustees at Villanova University and a member of the board of directors of RLJ Lodging Trust (NYSE:RLJ). Previously, Mr. McCarthy served as a director of the ServiceSource Foundation, as a member of the board of directors of the Autism Learning Center, as a member of the Dean’s Advisory Board at Cornell University School of Hotel Administration, as a member of the Dean’s Advisory Board at Villanova University School of Business, and as a member of the board of managers at Avendra, LLC. He holds a bachelor’s degree in business administration from Villanova University and is a graduate of the Advanced Management Program at the Wharton School of Business at the University of Pennsylvania. Mr. McCarthy has extensive managerial and finance experience, and we believe he is qualified to serve on the Board.

WILLIAM F. MUIR	DIRECTOR SINCE: 2016 AGE: 66
COMMITTEES » Audit (Chair) » Executive » Risk » Regulatory and Compliance Oversight

EXPERIENCE

In 2014, Mr. Muir retired from Ally Financial Inc. (formerly known as General Motors Acceptance Corporation (“GMAC”)), where he served as President and head of its Global Automotive Services business starting in 2004. In that role, he led Ally’s automotive finance, insurance, vehicle remarketing, and servicing operations. Prior to that time, he served as Executive Vice President and Chief Financial Officer of GMAC from 1998 to 2004. From 1996 to 1998, Mr. Muir served as Executive-in-Charge of Operations and then Executive Director of Planning at Delphi Automotive Systems, a former subsidiary of General Motors (“GM”). Prior to serving at Delphi Automotive Systems, he served in various executive capacities upon joining GMAC in 1992 and also served in a number of capacities with GM since joining GM in 1983. Mr. Muir also served as chairman of the Ally Insurance Group from 1999 to 2014 and a member of the Ally Bank board of directors from 2004 to 2016. Mr. Muir received a bachelor’s degree in industrial engineering and operations research from Cornell University in 1977. He earned a master’s degree in business administration from Harvard University in 1983. Mr. Muir has extensive experience in management, finance, and the auto finance industry, and we believe that he is qualified to serve on the Board.

SC 2021 Proxy Statement	11

CORPORATE GOVERNANCE - PROPOSAL 1: ELECTION OF DIRECTORS

WILLIAM RAINER	DIRECTOR SINCE: 2015 AGE: 74
Chair of the Board COMMITTEE » Executive (Chair)

EXPERIENCE

Mr. Rainer has extensive experience and has held numerous leadership roles in the financial services industry. From 2001 to 2004, Mr. Rainer served as the chairman and CEO of OneChicago, LLC, a regulated futures exchange. He also served as the chairman of the Commodity Futures Trading Commission from 1999 to 2001, as the chairman of the United States Enrichment Corporation from 1994 to 1998, and as Founder of Greenwich Capital Markets, Inc. from 1981 to 1988. Previously, Mr. Rainer held various leadership positions at Kidder, Peabody & Co., Inc. From July 2015 to March 2016, he served as a director of BSI, and from December 2015 to March 2016, he served as chairman of the board of SIS. Mr. Rainer served as director of IQ Funds, a family of closed-end mutual funds, from 2004 until 2010. From 1996 to 2000 and from 2004 to 2008, Mr. Rainer served as a trustee for Southern Methodist University. He has served as a member of the Dean’s Council of the Harvard Divinity School since 2004 and as its chair from 2005 through June 2013. Mr. Rainer received his bachelor’s degree in economics and master’s degree in business administration from Southern Methodist University. Mr. Rainer has extensive knowledge and experience in finance, regulatory affairs, and leadership of financial services firms, and we believe he is qualified to serve on the Board.

12	SC 2021 Proxy Statement

CORPORATE GOVERNANCE - DIRECTOR INDEPENDENCE

Director Independence

Because we are a controlled company, we are exempt from the requirement in the NYSE Listed Company Rules that a majority of our directors must be independent. In addition, we are exempt from the requirements (i) that our Executive Committee (which under its charter has the responsibilities of a nominating and governance committee) be composed solely of directors who meet the independence standards under the NYSE Listed Company Rules and (ii) that our Compensation Committee be composed solely of directors who meet additional, heightened independence standards under the NYSE Listed Company Rules and the rules of the SEC. The Company is subject to the requirement that all members of our Audit Committee satisfy independence requirements set forth under the NYSE Listed Company Rules and meet the additional criteria for independence of audit committee members set forth in Rule 10A- 3(b)(1) under the Exchange Act.

Under the NYSE Listed Company Rules, to be considered independent, a director must not have a disqualifying relationship, as defined in the NYSE Listed Company Rules, and the Board must affirmatively determine that the director otherwise has no direct or indirect material relationship with the Company. In making independence determinations, the Board complies with all NYSE and SEC criteria and considers all relevant facts and circumstances. The Board has determined that Dr. Akbari, Mr. Coleman, Mr. Ferriss, Ms. Holiday, Mr. McCarthy, Mr. Muir, and Mr. Rainer are Independent Directors.

In assessing the independence of the Independent Directors, the Board considered, without limitation, the following transactions, relationships, and arrangements:

DIRECTOR	ORGANIZATION	RELATIONSHIP	SC TRANSACTION/ RELATIONSHIP

Mr. Ferriss	SHUSA	Director	Majority Stockholder
	SBNA	Former Director	Affiliate
	SIS	Former CEO	Affiliate
	Santander BanCorp	Chair of the Board	Affiliate
	BSPR	Former Chair	Former Affiliate
	BSI	Director	Affiliate
Dr. Akbari	Banco Santander	Director	Sole Stockholder of our Majority Stockholder
Ms. Holiday	SHUSA	Director	Majority Stockholder
Mr. Rainer	BSI	Former Director	Affiliate
	SIS	Former Chair	Affiliate

The Board has also determined that each member of our Audit Committee is financially literate and that the Chair of our Audit Committee (Mr. Muir) is an “audit committee financial expert” as defined by the SEC.

SC 2021 Proxy Statement	13

CORPORATE GOVERNANCE - BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Board Leadership Structure and Risk Oversight

The Board is responsible for the oversight of management on behalf of our stockholders. The Board and its committees meet periodically throughout the year to (i) review strategy, business and financial performance, risk and control matters, and compensation and management development; and (ii) provide guidance to and oversight of, and otherwise assess and advise, the CEO and other senior executives. The Board’s leadership structure, described below, is designed to ensure that authority and responsibility are effectively allocated between the Board and management.

The Board does not have any formal policy as to whether the same person should serve as both the CEO and Chair of the Board, as the Board believes that it should have the flexibility to make the determination of the appropriate leadership for us at any given point in time. Currently, Mr. Rainer serves as the independent Chair of the Board. We believe that having an independent Chair can create an environment that leads to objective evaluation and oversight of management’s performance, can increase management accountability, and can improve the ability of the Board to monitor whether management’s actions are in the best interests of all stockholders. As a result, at this time, we believe that Mr. Rainer serving as our independent Chair enhances the effectiveness of the Board as a whole. The Board will continue to review the Board’s leadership periodically and may modify this structure from time to time if it is in the best interests of our Company and our stockholders.

The Chair of the Board leads the Board, sets the tone for its culture, and ensures its effectiveness in overseeing the Company and its management. The Chair presides at all meetings of the Board, as well as executive sessions of Independent Directors, and, in consultation with the CEO, other directors, and management, establishes the agenda for each Board meeting. The Chair also has the power to call special meetings of the Board. Mr. Ferriss serves as the Board’s Vice-Chair, who acts as Chair of the Board if Mr. Rainer is absent.

The Company has established a risk governance structure that assigns responsibility for risk management among front-line business personnel, an independent risk management function, and internal audit. According to this model, business owners maintain responsibility for identifying and mitigating the risks generated through their business activities. The Chief Risk Officer, who reports to the CEO and is independent of any business line, is responsible for developing and maintaining a risk framework that ensures risks are appropriately identified and mitigated, and for reporting on the overall level of risk in the Company. The Chief Risk Officer is also accountable to the Risk Committee and to SHUSA’s Chief Risk Officer. The Chief Risk Officer is charged with the implementation and execution of the enterprise risk management (“ERM”) program under the oversight of the Board and its committees.

Risk management is overseen by the Board through four standing Board committees: the Risk Committee, the Audit Committee, the Compensation Committee, and the Regulatory and Compliance Oversight Committee, each of which is chaired by an Independent Director. Committee Chairs are responsible for calling meetings of their committees, presiding at meetings of their committees, approving agendas and materials for their committee meetings, serving as a liaison between committee members and the Board and between committee members and senior management (including the CEO, the CFO and the Chief Risk Officer), and working directly with the senior management responsible for committee matters. Each Board committee provides regular reports to the Board regarding matters reviewed by the Board committee.

In addition to receiving and discussing reports of risks under the purview of a particular committee, the Board monitors our risk culture and reviews specific and aggregate risks the Company faces. Further, at least annually, the Board approves, at the recommendation of the Risk Committee, a Risk Appetite Statement (a “RAS”), which defines the levels and types of risks the Company is willing to assume to achieve its business plans while controlling risk exposures within our risk capacity. In addition, the RAS establishes principles for risk-taking in the aggregate and for each risk type, and is supported by a comprehensive system of risk limits, escalation triggers, and control programs.

The Risk Committee is charged with responsibility for establishing governance over the ERM process and provides oversight of risk policies and risk management performance. The Risk Committee monitors our aggregate risk position and reviews reports from management on the comprehensive portfolio of risk categories and the potential impact these risks can have on our risk profile. A comprehensive risk report is submitted regularly by the Chief Risk Officer to the Risk Committee and to the Board, providing management’s view of our risk position. Further, the Risk Committee reviews and recommends for the Board’s approval the RAS, an Enterprise Risk Management Framework and various risk policies that govern the risks that the Company faces. The Risk Committee also provides oversight of our impact on SHUSA’s compliance with its capital adequacy assessment process, including its capital plan submissions and resolution planning. In addition, the Risk Committee oversees the Company’s information and cyber risk management program. The Risk Committee also reviews and concurs in the appointment, replacement, performance, and compensation of the Chief Risk Officer.

14	SC 2021 Proxy Statement

CORPORATE GOVERNANCE - BOARD COMMITTEES

The Audit Committee is charged with oversight relating to the integrity of our financial statements and financial reporting process, the integrity of our systems of internal accounting and financial controls, and internal and external auditing, including the qualifications and independence of our independent registered public accounting firm. Please see “Audit—Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm” for a discussion of PwC, our proposed independent registered public accounting firm for 2021. The Audit Committee oversees the performance of our internal audit function; reviews and concurs in the appointment, replacement, performance, and compensation of our Chief Audit Executive; and approves our internal audit function’s annual audit plan, charter, policies, and budget. The Audit Committee also receives regular updates on the audit plan’s status and results, including significant reports issued by our internal audit function and the status of management’s corrective actions.

The Compensation Committee works to ensure that the compensation programs covering our executives, business units, and risk- taking employees appropriately balance risk with incentives such that business performance is achieved without taking imprudent or inefficient risks. At least annually, the Compensation Committee conducts an assessment of the compensation policies and practices for our employees, including our executive officers. The assessment includes whether such compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

The Regulatory and Compliance Oversight Committee is charged with the oversight of risk relating to the effectiveness of our compliance management system. The Regulatory and Compliance Oversight Committee also oversees our progress in remediating risks identified in risk assessment findings, internal audit findings, and outstanding corrective actions identified by regulators in examination reports, enforcement actions, and other communications.

In addition to the Board and the Risk Committee, the CEO and Chief Risk Officer delegate risk responsibility to management committees. These management committees include the Asset Liability Committee, the Enterprise Risk Management (“ERM”) Committee, the Executive Risk Committee, and the Pricing Committee. The Chief Risk Officer is a member of each of these committees and chairs the ERM Committee.

Board Committees

The Board has five standing committees: the Audit Committee, the Compensation and Talent Management Committee, the Executive Committee, the Regulatory and Compliance Oversight Committee, and the Risk Committee. The charters for each committee may be found on SC’s website at http://investors.santanderconsumerusa.com. The following summarizes at a high level the membership of each Board committee.

NAME	AUDIT	COMPENSATION AND TALENT MANAGEMENT	EXECUTIVE	REGULATORY AND COMPLIANCE OVERSIGHT	RISK
Mahesh Aditya			●
Homaira Akbari				●	●
Juan Carlos Alvarez de Soto
Leonard Coleman, Jr.		●			●
Stephen A. Ferriss	●	●	●		Chair
Victor Hill				●	●
Edith E. Holiday		Chair		●
Javier Maldonado		●	●	●
Robert J. McCarthy	●	●		Chair
William F. Muir	Chair		●	●	●
William Rainer			Chair

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CORPORATE GOVERNANCE - BOARD COMMITTEES

The following summarizes the membership of each Board committee, as well as the primary roles and responsibilities of each committee and the number of times each committee met in 2020.

AUDIT COMMITTEE	NUMBER OF MEETINGS IN 2020: 12
MEMBERS	AMONG OTHER THINGS, OUR AUDIT COMMITTEE:
» Mr. Muir (Chair) » Mr. Ferriss » Mr. McCarthy	»	Reviews financial reporting policies, procedures, and internal controls.
	»	Has responsibility for the appointment, compensation, and oversight of our independent registered public accounting firm.
	»	Pre-approves audit, audit-related, and non-audit services to be performed by our independent registered public accounting firm.
	»	Reviews and approves or ratifies all related-party transactions.
	»	Oversees our internal audit function, including approval of the annual internal audit plan and the review of the performance of our Chief Audit Executive.
	»	Oversees our compliance with legal and regulatory requirements as well as ethical standards adopted by the Company.
»

Reviews certain risk management policies and procedures; certain policies, processes, and procedures regarding compliance matters; and our Supplemental Statement of Ethics and Code of Ethics for the CEO and Senior Financial Officers.

The Board has determined that each of the Audit Committee members is “independent” as defined by Section 10A(m)(3) of the Exchange Act, Rule 10A-3 under the Exchange Act, and the NYSE Listed Company Rules. The Board has also determined that each of the members is “financially literate” as required by Section 303A.07 of the NYSE Listed Company Rules and that the Chair of the Audit Committee (Mr. Muir) is an “audit committee financial expert” as defined in the SEC’s rules.

COMPENSATION AND TALENT MANAGEMENT COMMITTEE	NUMBER OF MEETINGS IN 2020: 8
MEMBERS	AMONG OTHER THINGS, OUR COMPENSATION AND TALENT MANAGEMENT COMMITTEE:
» Ms. Holiday (Chair) » Mr. Coleman » Mr. Ferriss » Mr. Maldonado » Mr. McCarthy	»	Reviews and approves the compensation of the CEO and each other executive officer.
	»	Reviews and makes recommendations to the Board regarding the compensation of the Independent Directors.
	»	Approves and evaluates all compensation plans, policies, and practices of the Company as they affect our CEO and other executive officers.
	»	Sets performance measures and goals and verifies the attainment of performance goals under performance-based incentive compensation arrangements applicable to our executive officers.
	»	Monitors and assesses whether the overall design and performance of our compensation plans, policies, and programs do not encourage employees, including our NEOs, to take excessive risk.
	»	Oversees the management development, succession planning, and retention practices for our executive officers.

The Board has determined that Ms. Holiday, Mr. Coleman, Mr. Ferriss, and Mr. McCarthy are “independent” as defined by the NYSE Listed Company Rules and qualify as “non-employee” directors within the meaning of Rule 16b-3 under the Exchange Act (“Rule 16b-3”). Ms. Holiday, Mr. Coleman, Mr. Ferriss, and Mr. McCarthy constitute a subcommittee of the Compensation and Talent Management Committee when considering issues governed by Rule 16b-3.

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CORPORATE GOVERNANCE - BOARD COMMITTEES

EXECUTIVE COMMITTEE	NUMBER OF MEETINGS IN 2020: 3
MEMBERS	AMONG OTHER THINGS, OUR EXECUTIVE COMMITTEE:
» Mr. Rainer (Chair) » Mr. Aditya » Mr. Ferriss » Mr. Maldonado » Mr. Muir	»	Acts on the Board’s behalf between Board meetings on all matters that may be lawfully delegated.
	»	Considers and recommends candidates for election to the Board.
	»	Leads the annual performance evaluations of the Board and Board committees.
	»	Reviews and advises the Board on our corporate governance.
The Board has determined that Mr. Rainer, Mr. Ferriss, and Mr. Muir are “independent” as defined by the NYSE Listed Company Rules.

REGULATORY AND COMPLIANCE OVERSIGHT COMMITTEE	NUMBER OF MEETINGS IN 2020: 6
MEMBERS » Mr. McCarthy (Chair) » Dr. Akbari » Mr. Hill » Ms. Holiday » Mr. Maldonado » Mr. Muir	AMONG OTHER THINGS, OUR REGULATORY AND COMPLIANCE OVERSIGHT COMMITTEE:
	»	Provides oversight of the Company’s significant banking and consumer regulatory compliance issues.
	»	Oversees the Company’s overall compliance program, including the Chief Compliance Officer.
»

Oversees our progress in responding to internal audit findings, risk assessment findings, and outstanding corrective actions identified by regulators in examination reports, enforcement actions, and other communications.

	»	Reviews our regulatory correspondence and reports received from or submitted to regulators to ensure effective communication between the Company and its respective regulators.
The Board has determined that Mr. McCarthy, Dr. Akbari, Ms. Holiday, and Mr. Muir are “independent” as defined by the NYSE Listed Company Rules.

RISK COMMITTEE	NUMBER OF MEETINGS IN 2020: 12
MEMBERS	AMONG OTHER THINGS, OUR RISK COMMITTEE:
» Mr. Ferriss (Chair) » Dr. Akbari » Mr. Coleman » Mr. Hill » Mr. Muir	»	Assesses and manages, without limitation, our enterprise risk, credit risk, market risk, operational risk, liquidity risk, and other risk matters.
	»	Provides oversight of our risk governance structure in order to evaluate and control our risks, including the approval of our Risk Appetite Statement.
	»	Oversees our risk management function including appointment and evaluation of the Chief Risk Officer and annual review of the Chief Risk Officer’s proposed priorities, budget, and staffing plans.
	»	Oversees and manages our activities related to capital planning and analysis.
The Board has determined that Mr. Ferriss, Dr. Akbari, Mr. Coleman and Mr. Muir are “independent” as defined by the NYSE Listed Company Rules.

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CORPORATE GOVERNANCE - DIRECTOR COMPENSATION

Director Compensation

Only Independent Directors are compensated for their service on the Board. The compensation program for Independent Directors has been approved by our non-independent, disinterested Board members, who do not receive any director compensation from us. The program provided the following compensation for Independent Directors in 2020:

»	An annual cash retainer of $100,000 (paid quarterly in arrears); plus

»

An annual grant of RSUs with a value equal to $50,000 (determined based on the 15-day weighted average trading price of our Common Stock immediately prior to the grant date), vesting on the earlier of the 1st anniversary of the grant date or our next annual stockholder meeting following the grant date (with the grant date occurring at or around our annual stockholder meeting); plus

»	$70,000 in cash annually for serving as the Chair of any committee of the Board (paid quarterly in arrears); plus

»	$20,000 in cash annually for serving as a non-Chair member of any committee of the Board (paid quarterly in arrears); plus

»	$450,000 in cash annually if the director also serves as the Chair of the Board (paid quarterly in arrears).

The Compensation Committee typically reviews the form and amount of director compensation every two years and recommends changes to the non-independent, disinterested Board members (who do not receive any director compensation from us), as appropriate. There were no material changes to the Independent Director compensation program in 2020.

Independent Director Stock Ownership Guidelines

In order to align the economic interests of our Independent Directors with those of our stockholders, the Board has determined that our Independent Directors should hold a meaningful equity stake in SC. To that end, our Independent Director Stock Ownership Guidelines require each of our Independent Directors to acquire and retain shares or share equivalents of our Common Stock with a target value not less than five times the annual equity retainer of $50,000.

There is no required time period within which an Independent Director must attain the applicable stock ownership target. However, until the stock ownership target is achieved, an Independent Director is required to retain 100% of all shares of our Common Stock received under SC’s Independent Director compensation program, other than shares received with a value equal to the amount of taxes due on income realized in connection with the vesting or exercise of awards.

As of the date hereof, all directors are in compliance with the Independent Director Stock Ownership Guidelines.

Director Compensation Table for 2020

The following table provides information regarding compensation for each Independent Director in 2020. Under our director compensation program, only Independent Directors are compensated by us for their service on the Board.

NAME(1)	FEES EARNED OR PAID IN CASH $	STOCK AWARDS(2) $	TOTAL $
Homaira Akbari	140,000	79,191	219,191
Stephen A. Ferriss	200,000	54,958	254,958
Edith E. Holiday	190,000	54,958	244,958
Robert J. McCarthy	210,000	54,958	264,958
William F. Muir	225,000	54,958	279,958
William Rainer	620,000	54,958	674,958

1)	Mr. Coleman was appointed to the Board effective January 25, 2021 and, therefore, did not receive compensation for 2020.

2)

To align our Independent Directors’ compensation with the interests of our stockholders, each Independent Director is granted RSUs upon election or re-election to the Board and on an annual basis thereafter with a value of $50,000 (determined based on the 15-day weighted average trading price of our Common Stock immediately prior to the grant date). For 2020, Dr. Akbari was granted an additional 1,232 RSUs that were fully vested at grant, which represented a prorated annual equity award for her service to the Board in 2020 prior to the annual stockholder meeting. In 2020, all director RSUs were granted on June 10, 2020. Each award will vest upon the earlier of (i) the first anniversary of the grant date and (ii) our next annual stockholder meeting following the grant date (except that 1,232 RSUs subject to Dr. Akbari’s award were vested at grant). This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of our Common Stock on the applicable grant date, but excluding the effect of potential forfeitures. The aggregate number of stock awards and the aggregate number of option awards held by our Independent Directors at the end of 2020 were as follows: Dr. Akbari – 2,794 RSUs; Mr. Ferriss – 2,794 RSUs and 5,207 options; Ms. Holiday – 2,794 RSUs; Mr. McCarthy – 2,794 RSUs; Mr. Muir – 2,794 RSUs; and Mr. Rainer – 2,794 RSUs.

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CORPORATE GOVERNANCE - NOMINATION OF DIRECTORS

Nomination of Directors

The Shareholders Agreement provides SHUSA with special rights to nominate directors to the Board. Please see “Additional Governance Information—Related Party Transactions—Shareholders Agreement” for further information. Under the Shareholders Agreement, SHUSA is entitled to nominate nine members of the Board. The Shareholders Agreement provides further that SHUSA may remove any director nominated by SHUSA with or without cause. In addition, SHUSA has the right to designate a replacement to fill a vacancy on the Board created by the departure of a director that was nominated by SHUSA, and we are required to take all action within our power to cause such vacancy to be filled by such designated replacement (including by promptly appointing such designee to the Board).

With respect to directors not nominated by SHUSA, the Board is responsible for selecting nominees for election to the Board by our stockholders. Generally, the Board begins identifying nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria described below. Generally, the Board identifies candidates for director nominees in consultation with sitting members of the Board and with management, through the use of search firms or other advisors, through recommendations submitted by other directors or stockholders, and through such other methods as the Board deems appropriate. In identifying and evaluating a potential director nominee, the Board considers, among other things, the following factors:

»	Our needs with respect to the particular talents and experience of our directors;

»

The nominee’s knowledge, skills, and experience, including experience in finance, administration, or public service, in light of prevailing business conditions and the knowledge, skills, and experience already possessed by other members of the Board;

»	The Board’s commitment to a diversified Board membership;

»	The Board’s commitment to seek highly qualified women and individuals from minority groups to include in the pool from which new directors are selected;

»	The Board’s commitment to interview at least one woman for every new Board position until the Board has at least four women serving on the Board;

»	Whether the nominee is independent, as that term is defined under the NYSE Listed Company Rules;

»	The familiarity of the nominee with our industry;

»	The nominee’s experience in legal and regulatory affairs;

»	The nominee’s experience with accounting rules and practices; and

»	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

In its identification and evaluation process, the Board collects information about candidates through interviews, detailed questionnaires, and other means that the Board deems helpful in such process.

The Board’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

The Board is also committed to diversified Board membership. The Board will not discriminate, including on the basis of race, national origin, gender, sexual orientation, religion, or disability, in selecting Board members. Diversity, Equity and Inclusion are values that are embedded into our culture and fundamental to our business. In keeping with those values, when assessing a candidate, the Board considers the different viewpoints and experiences that a candidate could bring to the Board and how those viewpoints and experiences could enhance the Board’s effectiveness in the execution of its responsibilities. In addition, the Board assesses the diversity of the Board and its committees as a part of its annual self-evaluation process.

Other than the foregoing, there are no stated minimum criteria for director nominees. The Board may also consider such other factors as it may deem in our best interests and the best interests of our stockholders. We also believe it may be appropriate for key members of our management to participate as members of the Board.

Subject to the rights of our majority stockholder, stockholders may nominate candidates for election to the Board. In order to nominate a candidate for election to the Board, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the Secretary of the Company of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee. For a complete description of the requirements and procedures for stockholder nominations, please refer to our Bylaws.

Directors may be elected by a plurality of votes cast at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board did not receive any recommendations from stockholders (other than SHUSA) requesting that the Board consider a candidate for inclusion among the nominees in this Proxy Statement. However, our policy is that we will consider any such recommendation as long as the stockholder making the recommendation provides to us the information concerning the recommended individual that is required under our Bylaws.

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EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

The names, ages, and current positions of our executive officers as of the date of this Proxy Statement are listed in the table below. Each executive officer, including the CEO, is elected by the Board. Each executive officer holds office until his or her successor is elected and qualified, or until he or she is removed from, or resigns from, that office. There are no family relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to whom the officer was elected.

NAME	AGE	POSITION
Mahesh Aditya	58	President and Chief Executive Officer
Fahmi Karam	42	Chief Financial Officer
Joshua Baer	46	Head of Pricing and Strategy
Sandra Broderick	62	Head of Operations
Christopher Pfirrman	61	Chief Legal Officer, General Counsel, and Corporate Secretary
RL Prasad	53	Chief Risk Officer
Mikenzie Sari	44	Chief Human Resources Officer
Donald Smith	62	Chief Technology Officer

Mahesh Aditya

President and Chief Executive Officer

Mr. Aditya is discussed above under “Corporate Governance—Proposal 1: Election of Directors—Information Concerning the Nominees.”

Fahmi Karam

Chief Financial Officer

Mr. Karam has served as our Chief Financial Officer since September 2019. He previously served as our Head of Pricing and Analytics since May 2018 and as our Executive Vice President, Strategy and Corporate Development since September 2015, overseeing financial planning and analysis, asset acquisition and sales and other strategic initiatives. Prior to joining SC, Mr. Karam was at JP Morgan Investment Bank for 12 years, where he most recently served as an Executive Director. Prior to JP Morgan, Mr. Karam served as a Senior Associate at Deloitte Audit Assurance Services for two years. Mr. Karam received a bachelor’s degree and masters of accounting from Baylor University and is a Certified Public Accountant.

Joshua Baer

Head of Pricing and Strategy

Mr. Baer has served as our Head of Pricing and Strategy since January 2021. Previously, he served as our Chief Risk Officer since March 2018, joining us from SHUSA, where he served as Head of Operations and Risk Strategy since May 2017. Prior to SHUSA, Mr. Baer worked at Capital One for 13 years, most recently as the Head of Consumer Credit Risk Analytics since 2010. Mr. Baer holds a bachelor’s degree in finance from James Madison University and a master’s degree in business administration from the Haas School of Business at the University of California, Berkeley.

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EXECUTIVE OFFICERS

Sandra Broderick

Head of Operations

Ms. Broderick has served as our Executive Vice President, Head of Operations since October 2017, and as the U.S. Head of Operations for SHUSA from October 2019 to March 2021. Ms. Broderick joined us from U.S. Bank, where she served as Executive Vice President, Operations Executive since March 2017. Prior to that, Ms. Broderick served as Managing Director, Operations Executive at JP Morgan Chase from March 2002 to March 2017, where she served as Head of Operations for their Automotive Finance and Student Lending businesses. Ms. Broderick was also a Senior Operations Director at GE Capital from December 1995 to September 1998 and a Senior Vice President of Operations Executive at Bank One from September 1998 to March 2002. Ms. Broderick attended State University of New York at Buffalo.

Christopher Pfirrman

Chief Legal Officer, General Counsel, and Corporate Secretary

Mr. Pfirrman has served as our Chief Legal Officer, General Counsel, and Corporate Secretary since September 2015. He was previously employed by SHUSA, and most recently, served as Senior Executive Vice President and General Counsel of SHUSA and of SBNA from January 2012 to September 2015. He served as SBNA’s Senior Vice President and Deputy General Counsel from January 2000 to January 2012, and he was an attorney in the law firm of Edwards & Angell, LLP (now Locke Lord LLP) from 1996 to 2000. He received a bachelor’s degree from Fairfield University in Connecticut and a law degree from the College of William and Mary in Virginia. He is a member of the Massachusetts and Connecticut bars.

RL Prasad

Chief Risk Officer

Mr. Prasad has served as our Chief Risk Officer since January 2021, having served as our Deputy Chief Risk Officer since February 2020. Prior to joining us, he served as Head of Global Payments Risk and Global Head of Risk Services for Visa Inc. Mr. Prasad has also held senior enterprise leadership roles in credit and risk at Standard Chartered Bank and Citigroup. He earned a masters of business administration at Bharathidasan Institute of Management, Trichy, and earned a bachelor’s degree in commerce and economics from Madras University.

Mikenzie Sari

Chief Human Resources Officer

Ms. Sari has served as our Chief Human Resources Officer since September 2018. She previously served as Managing Director, Human Resources for Wholesale Banking at Santander Bank, N.A., and Chief Human Resources Officer of Santander Investment Securities from February 2016 to September 2018. She served as Managing Director, Human Resources of Wholesale Banking at Mitsubishi UFJ Financial Group from April 2013 to January 2016. Ms. Sari received a bachelor’s degree in mechanical engineering from Northwestern University and a master’s degree in business administration from Kellogg School of Management.

Donald Smith

Chief Technology Officer

Mr. Smith has served as our Chief Technology Officer since December 2020. Mr. Smith has more than 20 years of executive experience in information technology for financial services firms, most recently serving as Chief Information Officer for Xpanse from September 2020 to December 2020 and for Common Securitization Solutions from April 2017 to July 2020. Previously, he was also Chief Technology Officer for Black Knight Financial Services from April 2010 to February 2017. Mr. Smith attended Northeastern University and Dean College, where he studied computer science, and Montclair State University, where he obtained a certificate in professional web development.

SC 2021 Proxy Statement	21

AUDIT - PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT

Proposal 2: Ratification of Appointment of Independent Registered

                     Public Accounting Firm

WHAT YOU ARE VOTING ON: We are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm for 2021.

Our Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to perform the audit of our financial statements and our internal control over financial reporting. The Audit Committee has appointed the accounting firm of PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Stockholder Ratification of Appointment of Independent Registered Public Accounting Firm

A proposal to ratify the appointment of PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021 will be presented at the Annual Meeting. PwC audited our consolidated financial statements for 2018 - 2020. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not mandated by our Bylaws or otherwise required. However, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on this matter at the Annual Meeting, whether in person or represented by proxy, is necessary to approve the proposal to ratify PwC as our independent registered accounting firm for the fiscal year ending December 31, 2021.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF OUR APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

22	SC 2021 Proxy Statement

AUDIT - AUDIT FEES AND RELATED MATTERS;

AUDIT - REPORT OF THE AUDIT COMMITTEE

Audit Fees and Related Matters

Audit and Non-Audit Fees

The following tables present fees for professional audit services rendered by PwC for the audits of our annual financial statements and the effectiveness of internal controls for the years ended December 31, 2020 and 2019, and fees for other services rendered by PwC during 2020 and 2019.

	2020 ($)	2019 ($)
Audit Fees(1)	7,505,000	7,425,000
Audit-Related Fees(2)	990,000	1,625,000
Tax Fees(3)	195,000	150,000
All Other Fees(4)	7,307	7,000

(1)

Represents fees billed, or expected to be billed, for the audit of our financial statements included in our Annual Report on Form 10-K, review of financial statements included in our Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting.

(2)

Represents fees billed, or expected to be billed, for assurance-related services. Such services during 2020 and 2019 principally included attestation reports required under services agreements, consent to use the auditor’s report in connection with various documents filed with the SEC, comfort letters issued to underwriters for securities offerings, and certain other agreed-upon procedures.

(3)	Represents fees billed, or expected to be billed, for tax compliance, tax advice, and tax planning.

(4)	Represents fees billed, or expected to be billed, for financial reporting subscription services.

Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee has implemented procedures to ensure that all audit and permitted non-audit services provided to us are pre- approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved, then it must be specifically pre-approved by the Audit Committee before it may be provided by our independent auditor. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre- approval authority to one or more of its members when expedition of services is necessary.

All of the audit-related, tax, and other services provided by PwC to us in 2020 were approved by the Audit Committee by means of specific pre-approvals or under procedures established by the Audit Committee. The Audit Committee has determined that all non-audit services provided by PwC in 2020 were compatible with maintaining its independence in the conduct of its auditing functions.

Report of The Audit Committee

This report reviews the actions taken by our Audit Committee with regard to the Company’s financial reporting process during 2020 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2020 and 2019 and for the three years ended December 31, 2020.

The Audit Committee is comprised of three non-management Board members. The Board has determined that each member of our Audit Committee has no material relationship with the Company under the Board’s director independence standards and that each is independent under the NYSE’s listing standards and the SEC’s standards relating to the independence of audit committees. The Board has also determined that each member is financially literate and that the Chair of the Audit Committee (Mr. Muir) is an “audit committee financial expert” as defined by the SEC.

The Audit Committee operates under a written charter adopted by the Board that is published on the investor relations section of our website at http://investors.santanderconsumerusa.com. The Audit Committee annually reviews its written charter and practices, and has determined that its charter and practices are consistent with the listing standards of the NYSE and the provisions of the Sarbanes- Oxley Act of 2002.

The purpose of the Audit Committee is to assist Board oversight of (i) our independent registered public accounting firm’s qualifications and independence, (ii) the performance of the internal audit function and that of the independent registered public accounting firm, (iii) management’s responsibilities to ensure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Company, (iv) the integrity of our financial statements, and (v) compliance with our ethical standards, policies, plans, and procedures, and with laws and regulations.

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AUDIT - REPORT OF THE AUDIT COMMITTEE

The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including PwC’s overall audit scope and audit approach as set forth in the terms of their engagement letter, PwC’s overall audit strategy for significant audit risks identified by them, and the nature and extent of the specialized skills necessary to perform the planned audit. In addition, the Audit Committee monitors the audit, audit-related, and tax services provided by PwC. Details of the fees paid to PwC can be found in this Proxy Statement under “Audit—Audit Fees and Related Matters.”

PwC provided the Audit Committee the written disclosures and the letter required by PCAOB’s Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed and confirmed with PwC their independence. The Audit Committee has considered whether PwC’s provision of any non-audit services to us is compatible with maintaining auditor independence. The Audit Committee has concluded that the provision of any non-audit services by PwC was compatible with PwC’s independence in the conduct of its auditing functions.

Management is responsible for our internal control over financial reporting, the financial reporting process, and our consolidated financial statements. The independent auditor is responsible for performing an independent audit of our consolidated financial statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the PCAOB. Our Internal Audit Department, under the Chief Audit Executive, is responsible to the Audit Committee for preparing an annual audit plan and conducting internal audits intended to evaluate our internal control structure and compliance with applicable regulatory requirements. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. As noted above, the Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee regularly meets and holds discussions with our management and internal auditors and with the independent auditor, including sessions with the internal auditors and with the independent auditor without members of management present. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP. The Audit Committee reviewed and discussed our consolidated financial statements with management and PwC.

The Audit Committee also discussed with PwC the quality of our accounting principles, the reasonableness of critical accounting estimates and judgments, and the disclosures in our consolidated financial statements, including disclosures relating to significant accounting policies. Based on the Audit Committee’s discussions with our management, internal auditors, and PwC, as well as a review of the representations given to the Audit Committee and PwC’s reports, the Audit Committee recommended to the Board, and the Board approved, inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 24, 2021.

Submitted by the Audit Committee of the Board:

William F. Muir, Chair

Stephen A. Ferriss

Robert J. McCarthy

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or Exchange Act, and shall not otherwise be deemed filed under these Acts.

24	SC 2021 Proxy Statement

COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Introduction. This CD&A describes the material elements of compensation awarded to, earned by, or paid to each of our NEOs, and focuses on the information contained in the following tables and related footnotes for the year 2020, unless otherwise noted.

NAMED EXECUTIVE OFFICER	TITLE
Mahesh Aditya	President and Chief Executive Officer
Fahmi Karam	Chief Financial Officer
Sandra Broderick	Head of Operations
Christopher Pfirrman	Chief Legal Officer, General Counsel, and Corporate Secretary
Joshua Baer	Head of Pricing and Strategy*
*Mr. Baer served as our Chief Risk Officer during 2020. Effective January 1, 2021, he was named Head of Pricing and Strategy.

This CD&A explains the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy these objectives, and the policies underlying our 2020 compensation program.

The Compensation Committee designs our executive compensation program to be consistent with best practices, support our businesses in achieving their key goals and imperatives, and drive stockholder value. The Compensation Committee believes that our compensation programs, which are intended to comply with all applicable laws, regulations, and directives from our regulators, are governed by a set of sound principles and are designed to mitigate excessive risk-taking.

2020 Business Performance Highlights. 2020 was a challenging year for us and other businesses as we adjusted to the “new normal” as a result of the COVID-19 pandemic. While the COVID-19 pandemic has had a large impact on our business, and the economy generally, we managed to continue our strong financial performance in 2020. The following summarizes key highlights from the year:

$30.6 billion of originations across loans and leases (down only 2% from 2019’s all-time high despite the COVID-19 pandemic)
$911 million of net income

Impactful COVID-19 response, including providing relief to approximately 700,000 customer accounts, executing a work-from-home strategy aimed at safeguarding the health of our employees, providing emergency leave and premium compensation to our frontline employees, and donating $3.0 million to organizations serving vulnerable populations hardest hit by the pandemic

Net finance and other interest income of $4.8 billion (up 3% from 2019)
Return on average assets (“ROA”) of 1.9%
Expense ratio of 1.8%
Announcement of the opening of a service center in Tampa, Florida
Continued growth and diversification of our funding sources, including origination of $5.47 billion in auto loans through our partnership with Santander Bank
Return of more than $987 million of capital to our stockholders through dividends and share repurchases

In line with the Compensation Committee’s goal of balancing risk/reward management with income and profitability, the above results were accomplished while also taking a measured approach to originations in a competitive market and improving the credit quality of our balance sheet.

2020 Compensation Highlights. The Compensation Committee’s compensation decisions for 2020 reflect the direct relationship between the pay opportunities for our NEOs and performance for our stockholders. Our NEOs receive bonuses from either the Santander US Executive Bonus Pool (the “SAN US Bonus Pool”) (also known as the FARO Bonus Pool), or the SC Executive Bonus Pool (the “SC Bonus Pool”). Both bonus pools take into account to varying degrees the performance of SC, SHUSA, and Santander as a whole. Based on our strong financial performance in an increasingly competitive market, consistent economic stability,

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

robust customer relations, and steady regulatory compliance, and taking into account similar strong performance by SHUSA and Santander as a whole, the SAN US Bonus Pool and the SC Bonus Pool were funded at approximately 87% and 105%, respectively, of target.

Key Executive Compensation Philosophy and Objectives. The fundamental principles that the Compensation Committee follows in designing and implementing compensation programs for our NEOs are:

»	Attract, motivate, and retain highly skilled executives with the business experience and acumen necessary for achieving our long-term business objectives;

»	Link pay to performance and, to an appropriate extent, align the interests of management with those of our stockholders;

»	Appropriately balance risk and financial results; and

»	Support our core values, strategic mission, and vision.

The Compensation Committee aims to provide a total compensation package (i.e., base salary and target annual bonus) that is comparable to that of other financial institutions with which we compete for business and for talent, taking into account various sources of information provided by Pay Governance, the Committee’s independent compensation consultant. In 2020, the Compensation Committee took into account SC’s performance and each NEO’s individual performance, level of responsibility, and track record within the organization in setting the NEO’s compensation.

2020 Compensation Actions

How we compensated our NEOs

MAHESH ADITYA	TITLE: President and Chief Executive Officer

Mr. Aditya became our President and Chief Executive Officer in December 2019. His annual rate of salary for that role was set at $1,550,000 in connection with his hire, and was not increased in 2020. For 2020, Mr. Aditya’s target annual bonus was $2,350,000 and he received an annual bonus award of $2,200,000 (approximately 94% of his target bonus), which was provided in a mix of current and deferred cash and RSU awards.

In recommending Mr. Aditya’s compensation for 2020 to the Santander Remuneration Committee, the Board considered, among other items:

»  SC’s projected achievement of our budgeted net income despite the COVID-19 pandemic

»  SC’s achievement of our highest ever FCA market share

»  Our successful execution of a tender offer and a share buyback program

»  Our continued significant progress with respect to regulatory issues

»  Our continued productive relationship with FCA

»  Our renewed focus on, and significant progress toward, Diversity, Equity and Inclusion initiatives

»  Mr. Aditya’s steadfast leadership of our business and our employees during an unprecedented global pandemic

FAHMI KARAM	TITLE: Chief Financial Officer

For 2020, Mr. Karam was paid base salary at the annual rate of $750,000 (which is the same rate at which he has been paid since September 2019). For 2020, Mr. Karam’s target annual bonus was $850,000 (increased from $650,000 for 2019), and he received an annual bonus award of $950,000 (approximately 112% of his target bonus), which was provided in a mix of current and deferred cash and RSU awards.

In determining Mr. Karam’s compensation for 2020, the Compensation Committee considered, among other items:

»  SC’s projected achievement of our budgeted net income despite the COVID-19 pandemic

»  SC’s achievement of our highest ever FCA market share

»  SC’s consistent growth of auto strategy and originations, as well as increased penetration rates

»  Mr. Karam’s leadership role in the Bluestem bankruptcy and our significant progress toward Bluestem portfolio strategic initiatives

»  Mr. Karam’s leadership role in our tender offer and share buyback program

»  Mr. Karam’s significant role in our continued productive relationship with FCA

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

SANDRA BRODERICK	TITLE: Head of Operations

For 2020, Ms. Broderick was Head of Operations and Executive Vice President of SC and Head of Operations and Senior Executive Vice President of SHUSA. The Compensation Committee and SHUSA’s Compensation and Talent Management Committee (the “SHUSA Compensation Committee”) jointly determined to allocate Ms. Broderick’s 2020 total compensation at 86% to SC and 14% to SHUSA. We jointly decided on these allocations to reflect the percentage of time that Ms. Broderick spent working for and with respect to each organization based on time allocation tracking.

For 2020, Ms. Broderick was paid base salary at the annual rate of $1,000,000 (which is the same rate at which she has been paid since October 2019), of which $860,000 was allocated to SC. For 2020, Ms. Broderick’s target annual bonus was $1,350,000 (increased from $1,150,000 for 2019), and she received an annual bonus award of $1,110,000 (approximately 82% of her target bonus), of which $954,600 was allocated to SC. Ms. Broderick’s SC bonus was provided in a mix of current and deferred cash and RSU awards (while her SHUSA bonus was provided in a mix of current and deferred cash and Santander ADR awards).

In determining Ms. Broderick’s compensation for 2020, the Compensation Committee considered, among other items, Ms. Broderick’s leadership role in the following:

»  SC’s exceeding budget expectations with respect to overall expense tracking

»  Delivery of significant value to SC through expense reduction initiatives

»  Achievement of overall delinquencies significantly below budgeted levels

»  Delivery of exceptional forecasted net credit loss performance vs. budgeted levels

»  Development and implementation of collections strategies resulting in significantly increased recoveries of aged receivables

»  Achievement of significant progress with respect to U.S. and international location strategies

CHRISTOPHER PFIRRMAN	TITLE: Chief Legal Officer, General Counsel, and Corporate Secretary

For 2020, Mr. Pfirrman’s base salary was increased to the annual rate of $859,018. For 2020, Mr. Pfirrman’s target annual bonus was $775,000 (increased from $575,000 for 2019), and he received an annual bonus award of $700,000 (approximately 90% of his target bonus), which was provided in a mix of current and deferred cash and RSU awards.

In determining Mr. Pfirrman’s compensation for 2020, the Compensation Committee considered, among other items:

»  SC’s favorable resolution of several significant legacy regulatory matters

»  Mr. Pfirrman’s achievement of all budget targets for which he has oversight

»  Mr. Pfirrman’s leadership role in the Bluestem bankruptcy and our significant progress toward Bluestem portfolio strategic initiatives

»  Mr. Pfirrman’s significant role in our continued productive relationship with FCA

»  Our continued progress toward and achievement of significant regulatory milestones

»  Mr. Pfirrman’s management of legal and compliance issues with respect to work-from-home and other COVID response initiatives

»  Mr. Pfirrman’s leadership role in the formation of SC’s Diversity, Equity and Inclusion Council and in the continued development of our Diversity, Equity and Inclusion initiatives

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

JOSHUA BAER	TITLE: Head of Pricing and Strategy

For 2020, Mr. Baer was paid base salary at the annual rate of $750,000 (which is the same rate at which he has been paid since August 2019). For 2020, Mr. Baer’s target annual bonus was $450,000 (increased from $250,000 for 2019), and he received an annual bonus award of $550,000 (approximately 122% of his target bonus), which was provided in a mix of current and deferred cash and RSU awards. In addition, per the terms of his February 2018 offer letter, Mr. Baer received the final $20,000 installment of a cash sign-on bonus in February 2020.

In determining Mr. Baer’s compensation for 2020, the Compensation Committee, among other items, considered Mr. Baer’s leadership in connection with:

»  Significant advancements at SC with respect to credit analytics

»  SC’s successful implementation of CECL

»  SC’s establishment of a comprehensive process to support the demands and complexity of the ever-changing CECL environment

»  SC’s significant regulatory progress with respect to risk management

»  Our successful management of the urgency and complexity of the global pandemic across the risk disciplines (credit, operational, liquidity, etc.)

28	SC 2021 Proxy Statement

COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

Process for Determining Executive Compensation

Compensation Committee

The Compensation Committee sets the compensation for our executive officers, including our NEOs, and has oversight of, among other things, the adoption, modification, and termination of the terms of our executive incentive plans, and approval of amounts paid to our NEOs under those plans. The Compensation Committee operates under a written charter adopted by the Board that is published on the investor relations section of our website at http://investors.santanderconsumerusa.com. Pursuant to its charter, the Compensation Committee may delegate responsibilities to subcommittees consisting of one or more of its members, who must report on their activities to the Compensation Committee.

Banco Santander’s Board Remuneration Committee (the “Santander Remuneration Committee”) and its Board of Directors, as well as the SHUSA Compensation Committee, also review, validate, and approve the compensation provided to certain members of our team. Our Compensation Committee recommends our CEO’s compensation to the Santander Remuneration Committee for its approval.

The Compensation Committee conducts an in-depth assessment of each NEO’s performance against his or her individual goals, as well as SC’s performance, and then applies its judgment to make compensation decisions. The Compensation Committee utilizes a formula to approve the bonus pools in which our executive officers and certain other senior members of management participate (please see “Principal Components of Executive Compensation—Annual Bonuses” in this CD&A for further information), but does not otherwise rely on a formula or matrix to make individual compensation decisions. The Compensation Committee believes this process provides accountability for performance against SC and individual goals and enables the Compensation Committee to assess effectively the quality of the performance and leadership demonstrated by each NEO. The Compensation Committee believes that the process also differentiates among each NEO’s performance and motivates each NEO’s short-term and long-term results, while at the same time promoting innovation and business transformation within SC.

To advise the Compensation Committee in fulfilling its duties and responsibilities, the Compensation Committee has retained Pay Governance LLC (“Pay Governance”) for the last several years to act as its independent consultant and advise on executive and non-employee director compensation. Pay Governance reports directly to the Compensation Committee and performs no other work for SC. As part of its engagement of Pay Governance, each year the Compensation Committee analyzes Pay Governance’s independence from management and whether hiring Pay Governance would raise a conflict of interest.

The Compensation Committee determined for 2020, based on its analysis of the factors set forth in Section 303A.05 of the NYSE Listed Company Manual, that Pay Governance is independent from management and that the work of Pay Governance and the individual compensation advisors employed by Pay Governance as compensation consultants to the Compensation Committee have not presented any conflict of interest.

Compensation Peer Group

Pay Governance assisted the Compensation Committee in 2020 by providing market and industry information regarding executive compensation as a market check for Compensation Committee decisions. To facilitate this review, Pay Governance recommended that the Compensation Committee establish a customized peer group that considers the scale and nature of our business. Based on that review, the Compensation Committee approved a peer group comprised of comparable auto-lending businesses in the U.S. with asset sizes similar to SC. These businesses generally are captive auto-lending subsidiaries of automotive companies or auto-lending units of diversified lenders. Each of the peer businesses participate in pay surveys prepared by McLagan Partners. Pay Governance reviews McLagan survey data for corresponding job functions similar to our NEOs, and for our CEO and CFO positions, also provides broader public company compensation data based on publicly available proxy statement information. Because Ms. Broderick also performed services for SHUSA in 2020, her compensation was also reviewed with respect to SHUSA’s peer group.

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

The primary peer group used by the Compensation Committee for 2020 pay decisions for the NEOs was as follows:

AUTO-LENDING SUBSIDIARIES (“CAPTIVES”)	AUTO-LENDING UNITS OF DIVERSIFIED LENDERS
American Honda Motors	Ally Financial
BMW Financial Services	Bank of America
Daimler Financial Services	BBVA Compass
Ford Motor Company	Capital One
GM Financial	Citigroup
Hyundai Capital America	Exeter Financial
Nissan North America	JP Morgan Chase
Toyota Financial	Synchrony Financial
Volkswagen Credit	US Bancorp
Wells Fargo

While the Compensation Committee considered all relevant information, including the data provided by Pay Governance for the peer group, it did not target specific benchmarks or levels of market pay when setting NEO compensation for 2020.

Consideration of Say-on-Pay Vote

The Compensation Committee values input from our stockholders on our executive compensation program and our principles and objectives when determining executive compensation. One way the Compensation Committee receives that input is through the results of an advisory stockholder vote on executive compensation (the “Say-on-Pay vote”). We have historically held a Say-on-Pay vote every three years, most recently in 2018, based on the preference expressed by our stockholders at our 2015 Annual Meeting. In the 2018 Say-on-Pay vote, a significant majority of our stockholders (over 98% of votes cast) approved, on an advisory basis, the compensation for our NEOs, as disclosed in connection with our 2018 Annual Meeting. The Compensation Committee did not take any specific actions with respect to 2020 compensation decisions for our NEOs as a result of the 2018 Say-on-Pay vote. At the Annual Meeting, our stockholders will once again have the opportunity to vote in a Say-on-Pay vote, and also on the frequency of future Say-on-Pay votes (in each case on an advisory basis).

As it did following the last Say-on-Pay vote in 2018, the Compensation Committee will assess the results of this year’s Say-on-Pay Vote with careful consideration of our stockholders’ preferences and will determine what, if any, changes should be made to our executive compensation programs currently in place. Even with a full ratification of the compensation decisions, the Compensation Committee will continue to review our NEOs’ performance against their individual goals and our goals.

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

Principal Components of Executive Compensation

Overview of Components

The Compensation Committee uses the following elements of compensation to attract and retain our NEOs and maintain a stable team of effective leaders, to balance the compensation of our NEOs with the short-term and long-term objectives of SC, and to align the interests of our NEOs with the interests of all of our stockholders. For 2020, the compensation that we paid to our NEOs consisted primarily of base salary and short- and long-term incentive opportunities, as described more fully below. In addition, our NEOs were eligible for participation in company-wide retirement and health and welfare benefits plans, and also were provided with certain health and welfare benefits and perquisites not available to our employees generally, as described more fully below. The principal elements of compensation provided to our NEOs for 2020 were as follows:

ELEMENT	DESCRIPTION AND PURPOSE
Base Salary	»	Fixed cash compensation component, reviewed at least annually that reflects the NEO’s position, responsibilities, qualifications, tenure, and contributions to the Company.
	»	Offers stability for NEOs.
	»	Intended to allow SC to recruit and maintain a stable management team.
Annual Bonus	»	Annual bonus program designed to motivate and reward the achievement of SC, SHUSA, Santander, and/or individual performance goals.
»

The annual bonus is comprised of both short-term and long-term incentives. A portion of the bonus is deferred in cash and equity as part of a design intended to appropriately balance compensation risk and to comply with legal requirements under Directive 2013/36/EU (“CRD IV”). Payment of the deferred cash and equity is specifically conditioned upon the absence of several negative risk and/or legal events as set forth in the Santander US Policy on Malus and Clawback Requirements, including, but not limited to, any of the following: (i) material failures with respect to risk management by us and any of our affiliates; (ii) any material, negative restatement of our financial statements as a result of activities carried out on or after January 1, 2019; (iii) material breach of any of our internal rules or regulations; or (iv) a material, negative change in our capitalization or risk profile.

»

In 2021, the Compensation Committee awarded bonuses to our certain of our NEOs for their performance in 2020 based upon a bonus pool methodology adopted by the Compensation Committee. For bonuses awarded to Messrs. Aditya and Pfirrman and Ms. Broderick, a portion of the deferred cash and RSUs are also subject to future Banco Santander and SC performance goals to further encourage long-term, sustainable performance.

Long-Term Incentive Compensation	»

In addition to granting long-term equity as part of our annual bonus program, from time to time we grant long-term incentive equity awards to new hires (including to replace lost compensation opportunities with prior employers), or in other situations where the Compensation Committee determines it is appropriate to do so, in each case under our Omnibus Plan.

	»	These awards , similar to the long-term equity awards granted under our annual program, are intended to align long-term NEO and stockholder interests and encourage retention.
SRIP Awards	»

The Compensation Committee, in conjunction with SHUSA, adopted the SRIP to incentivize and reward our NEOs for meeting key regulatory commitments, as part of our long-term business strategy. No new SRIP awards were granted during 2020, or are expected to be granted in the future, but the final award opportunity for 2019 SRIP awards was extended through December 31, 2020 and paid out based on achievement of regulatory milestones during 2019-2020 as described below.

	»	Aligns long-term NEO and stockholder interests, encourages retention, and incentivizes achievement of regulatory goals.
Retirement Benefits; Health and Welfare Benefits; Perquisites	»	Provide NEOs with stability during employment and into retirement and are competitive with overall market practices.
Employment Agreements and Severance Policy	»	Severance benefits provided to NEOs upon certain terminations of employment.
	»	Facilitates retention of NEOs by providing income stability in the event of job loss.

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Base salary levels reflect each NEO’s position, level of responsibility, qualifications, and tenure, as well as the Compensation Committee’s evaluation of each NEO’s contribution to the performance and profitability of SC. In establishing each NEO’s annual base salary, the Compensation Committee considered market salary data, our budget, achievement of performance objectives, and our CEO’s assessment of the other NEOs’ performance.

The following table provides detail regarding each NEO’s annual base salary rate for 2020:

NEO	ANNUAL BASE SALARY RATE ($)*
Mahesh Aditya	1,550,000
Fahmi Karam	750,000
Sandra Broderick	1,000,000
Christopher Pfirrman	859,018
Joshua Baer	750,000

*

The above table provides the annual base salary rate for each NEO as of December 31, 2020. The base salary actually paid to each NEO for 2020 is reflected in the Summary Compensation Table below. The following summarizes changes to base salary rates during 2020 for the NEOs:

»	Mr. Aditya’s 2020 base salary for his role as our President and Chief Executive Officer became effective upon his appointment to that role in December 2019.

»

Ms. Broderick’s 2020 annual base salary rate became effective October 2019 in connection with her appointment as SHUSA’s Head of Operations. Her annual base salary rate before that date was $850,000. As described above in “Compensation Discussion and Analysis—2020 Compensation Actions—How we compensated our NEOs,” the Compensation Committee and the SHUSA Compensation Committee jointly determined to allocate Ms. Broderick’s 2020 total compensation taking into account her time allocation to SC and SHUSA during 2020. The amount of base salary included in the table above for Ms. Broderick reflects her full base salary, without regard to this allocation.

»

Mr. Pfirrman’s base salary annual rate was increased effective March 11, 2020, following the Compensation Committee’s review of the factors described above. Before that date he received base salary at the annual rate of $659,018.

Annual Bonuses

Introduction. For 2020, the annual compensation of our NEOs included bonuses payable in cash and equity under SC’s 2020 Executive Incentive Plan (the “Bonus Plan”).

The Bonus Plan is intended to provide an incentive for superior work and to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to the long-term interests of our stockholders, and to enable us to attract and retain highly-qualified executives. Under the Bonus Plan, our executive officers, including our NEOs and certain senior members of management, are eligible to receive bonus payments for a specified period (for example, our fiscal year), which may be performance-based or discretionary.

Under the Bonus Plan, our NEOs receive bonuses from either the Santander US Executive Bonus Pool (the “SAN US Bonus Pool”) (also known as the FARO Bonus Pool), or the SC Executive Bonus Pool (the “SC Bonus Pool”). Both bonus pools take into account to varying degrees the performance of SC, SHUSA, and Santander as a whole. Based on our strong financial performance in an increasingly competitive market, consistent economic stability, robust customer relations, and steady regulatory compliance, and taking into account similar strong performance by SHUSA and Santander as a whole, for 2020 the SAN US Bonus Pool and the SC Bonus Pool were funded at approximately 87% and 105%, respectively, of target.

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

Individual Bonus Targets. The Compensation Committee assigned to each NEO a target bonus award opportunity under the Bonus Plan for 2020 based on the NEO’s individual performance, role and responsibilities, rate of base salary, and retentive value, as well as competitive practices at our compensation peer group. The following table provides detail regarding the 2020 target bonus under the Bonus Plan for each NEO:

NEO	TARGET BONUS ($)
Mahesh Aditya	2,350,000(1)
Fahmi Karam	850,000(2)
Sandra Broderick	1,350,000(3)
Christopher Pfirrman	775,000(4)
Joshua Baer	450,000(5)

(1)	Mr. Aditya’s target annual bonus was established when he began employment with SC in December 2019;

(2)	Mr. Karam’s target annual bonus was increased from $650,000 to $850,000;

(3)	Ms. Broderick’s target annual bonus was increased from $1,150,000 to $1,350,000 (without regard to the allocation between SC and SHUSA of Ms. Broderick’s 2020 compensation);

(4)	Mr. Pfirrman’s target annual bonus was increased from $575,000 to $775,000; and

(5)	Mr. Baer’s target annual bonus was increased from $250,000 to $450,000.

Bonus Pools. Bonus awards to the NEOs who are designated as senior executives by Santander are funded under the SAN US Bonus Pool, and bonus awards to our other NEOs are funded under the SC Bonus Pool. The funding of each bonus pool takes into account a scorecard of performance factors to varying degrees across SC, SHUSA, and Santander as a whole. For 2020, Mr. Aditya, Ms. Broderick, and Mr. Pfirrman were designated to have their bonuses funded out of the SAN US Bonus Pool; and Mr. Karam and Mr. Baer were designated to have their bonuses funded out of the SC Bonus Pool. In addition to having bonuses funded from a different pool, NEOs subject to the SAN US Bonus Pool may have a longer vesting period and the addition of performance conditions as part of the deferred portion of their bonus awards, as described below.

SAN US Bonus Pool. The SAN US Bonus Pool was used by SC as a methodology for setting the overall funding of Bonus Plan awards with respect to 2020 for Mr. Aditya, Ms. Broderick, and Mr. Pfirrman.

The SAN US Bonus Pool funding is determined through a scorecard, which is primarily driven by a quantitative (mathematically informed) score, and is then adjusted by qualitative and discretionary measures. Santander developed the scorecard metrics to measure performance on an aggregate basis over the full year. For 2020, 70% of the SAN US Bonus Pool was determined by Santander’s consolidated results in the United States (“Santander US”) and 30% of the pool was determined by Santander’s global results. Because the SAN US Bonus Pool is primarily based upon the consolidated performance results of Santander in the United States, it therefore takes into account SC’s contribution to Santander’s performance.

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

The Santander Remuneration Committee and the SHUSA Compensation Committee approved the following metrics and results for the SAN US Bonus Pool for 2020:

SAN US BONUS POOL METRIC	WEIGHTING OF SAN US BONUS POOL METRIC
Customers	20%
Number of Loyal Customers	10%
Net Promoter Score / Customer Satisfaction	10%
Risk	10%
Non-Performing Loans Ratio(1)	5%
Cost of Credit Ratio(1)	5%
Capital	20%
Contribution to Banco Santander Group Capital	20%
Profitability	50%
Net Profit(1)	20%
ROTE(1)	30%
Qualitative Adjustment	+/- 25%

(1)

Santander US generally assesses its performance based on financial measures calculated under GAAP. However, due to our relationship with Banco Santander, for purposes of the 2020 SAN US Bonus Pool, financial measures were calculated under International Financial Reporting Standards (“IFRS”). Differences between IFRS and GAAP in the accounting treatment of certain transactions can result in differences between financial measures calculated under IFRS and those calculated under GAAP. We believe using financial measures calculated under IFRS rather than GAAP did not significantly impact the Compensation Committee’s ability to assess our NEOs’ performance for purposes of determining 2020 SAN US Bonus Pool awards.

”Cost of Credit Ratio” is defined as the ratio of the sum of total provision to average customer loan balances (excluding allowances for loan and lease losses on the public balance sheet). “Non-Performing Loans Ratio” is defined as the balance of non-performing loans divided by total loan balances (without allowances for loan and lease losses) plus guarantees. “Net Profit” is defined as net profit after tax and prior to minority interests. “ROTE” (or “return on tangible equity”) is defined as net profit divided by the percentage of tangible equity times the 13-month average risk-weighted assets. Under certain banking regulators’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in our total risk-weighted assets.

For purposes of the 2020 SAN US Bonus Pool, the Compensation Committee considered the following.

»

For Customer metrics, we exceeded our Number of Loyal Customers target of 307.4, with a score of 347.5; and we did not achieve our Net Promoter Score / Customer Satisfaction target of reducing the gap versus peers by 8 percentage points.

»	For Risk metrics, we achieved our Non-Performing Loans Ratio target of 1.75%; and we did not achieve our Cost of Credit Ratio target of 2.73% (with a Cost of Credit Ratio of 2.82%).

»	For Capital metrics, we exceeded our Contribution to Banco Santander Group Capital target of $1,000.34 million by contributing $1,269.50 million to group capital.

»	For Profitability metrics, we fell slightly below our Net Profit target of $1,149.82 million (with Net Profit of $1,032.50 million) and our ROTE target of 7.99% (with ROTE of 6.62%).

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The final calculated score of the SAN US Bonus Pool before any qualitative adjustment was 89.31%. The SAN US Bonus Pool provides that this final calculated score may be adjusted by the Santander Remuneration Committee, in consultation with Santander’s control functions, by up to 25% based on certain qualitative factors. For 2020, the Santander Remuneration Committee considered qualitative factors relating to risk, capital sustainability, and profitability and determined that an adjustment of 6.73% was appropriate. Additionally, the SAN US Bonus Pool provides that the Santander Remuneration Committee may, in its discretion, make general risk and control adjustments or other exceptional adjustments to the SAN US Bonus Pool funding level. The Santander Remuneration Committee did not exercise its discretion to make any further adjustments to the SAN US Bonus Pool for 2020.

SAN US BONUS POOL METRIC	RESULTS	TARGET WEIGHTING	FINAL SAN US BONUS POOL ACHIEVEMENT %
Customers
Number of Loyal Customers	Above target	10%	11.34%
Net Promoter Score / Customer Satisfaction	Not Achieved	10%	0.00%
Risk
Non-Performing Loans Ratio	At target	5%	5.00%
Cost of Credit Ratio	Below target	5%	4.84%
Capital
Contribution to Banco Santander Group Capital	Above target	20%	25.38%
Profitability
Net Profit	Below target	20%	17.96%
ROTE	Below target	30%	24.83%
Qualitative Adjustment	Applied		+6.73%
TOTAL BEFORE SANTANDER GLOBAL WEIGHTING			96.04%
TOTAL AFTER SANTANDER GLOBAL WEIGHTING			87.42%

This Santander US achievement of 96.04% was weighted 70% and added to Santander’s overall achievement of its goals for 2020 at 67.32% of target, weighted 30%, for an overall SAN US Bonus Pool funding at 87.42% of target.

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

SC Bonus Pool. The Compensation Committee approved the SC Bonus Pool as a methodology for setting the overall funding of Bonus Plan awards with respect to 2020 for our certain of executive officers and certain other senior members of management that were not covered by the SAN US Bonus Pool, including Mr. Karam and Mr. Baer. The target amount of the SC Bonus Pool is the sum of the individual target bonus amounts. The SC Bonus Pool methodology incorporates a balanced, “scorecard” approach that considers our financial performance against budgeted financial goals, as well as performance related to customer satisfaction, regulatory compliance, employees, and culture. The Compensation Committee approved the following metrics for the SC Bonus Pool for 2020:

SC BONUS POOL METRIC	WEIGHTING OF SC BONUS POOL METRIC
Customers & Employees	20%
Consumer Customer Satisfaction	10%
Percentage of Female Executives	2.5%
Percentage of Nonwhite Executives	2.5%
Employee Satisfaction with Response to COVID-19 Pandemic	5%
Regulatory & Risk	25%
Cost of Credit Ratio(1)	10%
Completed Action Plans for Regulatory Commitments and Written Agreements	10%
Non-Performing Loans Ratio(1)	5%
Profitability	55%
Net Profit(1)	25%
ROTE(1)	30%
SHUSA Scorecard Modifier (20% of calculated score)	Formulaic
Discretionary Adjustment	+/- 25%

(1)

We generally assess our performance based on financial measures calculated under GAAP. However, due to our relationship with Banco Santander, for purposes of the 2020 SC Bonus Pool, financial measures were calculated under International Financial Reporting Standards (“IFRS”). Differences between IFRS and GAAP in the accounting treatment of certain transactions can result in differences between financial measures calculated under IFRS and those calculated under GAAP. We believe using financial measures calculated under IFRS rather than GAAP did not significantly impact the Compensation Committee’s ability to assess our NEOs’ performance for purposes of determining 2020 SC Bonus Pool awards.

”Cost of Credit Ratio” is defined as the ratio of the sum of total provision to the average customer loan balances (excluding allowances for loan and lease losses on the public balance sheet). “Non-Performing Loans Ratio” is defined as the balance of non-performing loans divided by total loan balances (without allowances for loan and lease losses) plus guarantees. “Net Profit” is defined as net profit after tax and prior to minority interests. “ROTE” (or “return on tangible equity”) is defined as net profit divided by the percentage of tangible equity times the 13-month average risk-weighted assets. Under certain banking regulators’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in our total risk-weighted assets.

For purposes of the Bonus Plan, the Compensation Committee considered the following.

»

For Customer & Employees metrics, we exceeded our Consumer Customer Satisfaction target of 75% (with 79% satisfaction); we met our Percentage of Female and Nonwhite Executives targets of improvement compared to 2019 levels; and we exceeded our Employee Satisfaction with Response to COVID-19 Pandemic target of 75% with 93% satisfaction.

»

For Regulatory & Risk metrics, we exceeded our Cost of Credit Ratio target of 9.45% (with a Cost of Credit Ratio of 8.23%) and our Non-Performing Loans Ratio target of 5.67% (with a ratio of 5.49%); and we met our Completed Action Plans for Regulatory Commitments and Written Agreements target.

»	For Profitability metrics, we exceeded our Net Profit and ROTE targets of $951.80 million and 15.69%, respectively (with Net Profit and ROTE of $1,070.40 million and 16.28%, respectively).

The final calculated score of the SC Bonus Pool before the exercise of any discretionary adjustment was 110.2%. The SC Bonus Pool provides that this final calculated score be weighted 80%, with the remaining 20% based on SHUSA results (86%).

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As noted above, the Compensation Committee may use its discretion to adjust the final SC Bonus Pool funding up or down by 25 percentage points in either direction. The Compensation Committee in its discretion determined that the SC Bonus Pool should not be increased and should be funded at 105.4% of target for 2020, summarized as follows:

SC BONUS POOL METRIC	RESULTS	TARGET WEIGHTING	FINAL SC BONUS POOL
Customers & Employees		20%	24.5%
Consumer Customer Satisfaction	Above target	10%	12.0%
Percentage of Female Executives	Met target	2.5%	2.5%
Percentage of Nonwhite Executives	Above target	2.5%	2.5%
Employee Satisfaction with response to COVID-19 Pandemic	Above target	5%	7.5%
Regulatory & Risk		25%	26.5%
Cost of Credit Ratio	Above target	10%	11.3%
Completed Action Plans for Regulatory Commitments and Written Agreements	Above target	10%	10.0%
Non-Performing Loans Ratio	Above target	5%	5.2%
Profitability		50%	59.2%
Net Profit	Above target	25%	28.1%
ROTE	Above target	30%	31.1%
TOTAL BEFORE SHUSA WEIGHTING			110.2%
TOTAL AFTER SHUSA WEIGHTING			105.4%

*	No discretionary adjustments were made.

This SC achievement of 110.2% was weighted 80% and added to SHUSA overall achievement of its goals for 2020 at 86% of target, weighted 20%, for an overall SC Bonus Pool funding at 105.4% of target.

Individual Performance Assessments and Award Determinations. As described above, our performance resulted in an approved funding of approximately 87% and 105% of the targets for the SAN US Bonus Pool and the SC Bonus Pool, respectively. The applicable bonus pool percentages are multiplied by the target bonus amount of each executive officer, including each NEO, to establish an initial starting point for each executive’s annual bonus amount.

Each NEO’s award under the Bonus Plan is subject to a discretionary adjustment, either positive or negative, based on the evaluation of the NEO’s performance by the Compensation Committee. The Compensation Committee believes that this individual performance review and these discretionary adjustments serve stockholder interests by providing the Compensation Committee with a means to differentiate compensation outcomes among our NEOs based on the quality of the performance and leadership demonstrated by each NEO.

The Compensation Committee conducted a detailed evaluation and assessment of each NEO’s 2020 performance against pre-established performance measures that were tied to financial performance and strategic initiatives, including risk and compliance measures. Please see “2020 Compensation Actions” in this CD&A for the additional information on the individual performance goals and assessments.

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

For 2020, following the review of our performance and each NEO’s individual performance, the Compensation Committee approved awards under the Bonus Plan for each NEO:

NEO	2020 BONUS PLAN AWARD ($)	TARGET BONUS AWARDED (%)
Mahesh Aditya	2,200,000	94
Fahmi Karam	950,000	112
Sandra Broderick*	1,110,000	82
Christopher Pfirrman	700,000	90
Joshua Baer	550,000	122

*

The amount for Ms. Broderick represents her full 2020 bonus, without regard to the allocation by the Compensation Committee and the SHUSA Compensation Committee taking into account her time allocation to SC and SHUSA during 2020. The amount of Ms. Broderick’s 2020 bonus allocated to SC was $954,600.

For 2020, awards under the Bonus Plan were payable in cash, RSUs, and ADRs as discussed below. These amounts will appear in the Summary Compensation Table of our annual proxy statements over several years as follows:

»	The immediately payable cash amounts of the Bonus Plan awards are reflected for 2020 in the “Bonus” column of the 2020 Summary Compensation Table.

»

The deferred cash amounts of the Bonus Plan awards are subject to additional vesting requirements discussed below and will be reflected in the “All Other Compensation” column of the summary compensation tables for subsequent years to the extent vested and paid.

»	The RSU portion of the 2020 Bonus Plan awards was granted under the Omnibus Plan in March 2021 and will be reflected in the “Stock Awards” column of the summary compensation table for 2021.

Form of Awards: Mix of Current and Deferred Cash and Equity. As we are a controlled company, owned indirectly by Banco Santander, certain of our executive officers, including our NEOs, and other identified staff are subject to CRD IV promulgated by the European Parliament and Council of the European Union. Under Banco Santander’s Management Board Compensation Policy and Identified Staff Plan, certain identified staff, including all of our NEOs and other executive officers, are required to defer receipt of a portion of their variable compensation (including all bonuses paid under the Bonus Plan) in order to comply with CRD IV. Ultimately, these policies are intended to ensure that annual bonus awards encourage sustainable, long-term performance consistent with our risk appetite and risk management policies, and are aligned with long-term stockholder interests.

Accordingly, each NEO’s aggregate award under the Bonus Plan for 2020 was payable 50% in cash (a portion of which was paid immediately and a portion of which was deferred) and 50% in the form of stock-settled RSUs (except that, because Ms. Broderick performed services for both us and SHUSA during 2020, her 2020 annual bonus was paid in part by us and in part by SHUSA, with the equity portion attributed to service with SHUSA paid by SHUSA in a corresponding mix of immediate and deferred Santander ADRs). After the shares subject to the equity awards are vested and settled, they will remain subject to transfer and sale restrictions for one year.

The following table reflects the portions of each NEO’s bonus award for 2020 that were payable by SC in the form of current and deferred cash and equity:

NEO	CASH PORTION OF 2020 BONUS AWARD ($)*	EQUITY PORTION OF 2020 BONUS AWARD ($)*
Mahesh Aditya	1,100,000	1,100,000
Fahmi Karam	475,000	475,000
Sandra Broderick**	555,000	555,000
Christopher Pfirrman	350,000	350,000
Joshua Baer	275,000	275,000

*

The portion of the total award deferred is based on Banco Santander policies as implemented by SC. Under those policies, 50% of Mr. Aditya’s Bonus Plan awards were deferred and each of the other NEOs listed above had 40% of their respective Bonus Plan awards deferred.

**

The amount for Ms. Broderick represents her full 2020 bonus, without regard to the allocation by the Compensation Committee and the SHUSA Compensation Committee taking into account her time allocation to SC and SHUSA during 2020. The cash and equity portions of her 2020 bonus allocated to SC were each $477,300.

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

The deferred portion (whether cash or equity) becomes earned and vested annually over a vesting period of three years (five years, for Mr. Aditya). Generally, an executive must remain continuously employed with us through each vesting date. Additional corporate performance goals apply for Mr. Aditya, Ms. Broderick, and Mr. Pfirrman to earn certain installments of their deferred portions. These performance goals further encourage sustainable, long-term performance. The performance metrics are weighted 50% towards SAN performance and 50% towards SC performance, and follow a balanced, “scorecard” approach:

»

The SAN goals relate equally to (1) growth in SAN earnings per share (EPS) over 2020-2022; (2) SAN’s total stockholder return (“TSR”) over 2020-2022 relative to a comparator group; and (3) attainment by SAN of certain capital ratio goals for the year ended December 31, 2022.

»

The SC goals relate equally to (1) SC attaining a specified level of EPS for the year ended December 31, 2022; (2) SC attaining certain capital ratio goals for the year ended December 31, 2022; (3) SC attaining a specified level of return on assets for the year ended December 31, 2022; and (4) SC attaining a specified level of expense ratio for the year ended December 31, 2022.

Performance below target goals for any component will result in reduced, below-target payouts, and performance below certain threshold goals will result in no payout for the component. No amount greater than the target award can be earned.

The Bonus awards for 2020 for Messrs. Karam and Baer are not subject to additional performance goals.

The payment of the deferred portion of the 2020 awards under the Bonus Plan is further conditioned on avoidance of certain events or conduct as set forth in the Santander US Policy on Malus and Clawback Requirements, including: (1) our deficient financial performance; (2) material breach of any of our material internal rules or regulations; (3) material negative restatement of our financial statements (other than any restatement undertaken as a result of a change in accounting standards); (4) material negative change in our capitalization or risk profile prior to the applicable settlement date; and (5) certain other detrimental conduct. These conditions are intended to further reinforce a business culture that promotes conduct based on the highest ethical standards consistent with our risk management policies.

Our NEOs had the following amounts of their variable compensation for 2020 deferred under the design described above:

NEO	TOTAL DEFERRED ($)	CASH DEFERRED ($)	EQUITY DEFERRED ($)
Mahesh Aditya	1,100,000	550,000	550,000
Fahmi Karam	380,000	190,000	190,000
Sandra Broderick*	444,000	222,000	222,000
Christopher Pfirrman	280,000	140,000	140,000
Joshua Baer	220,000	110,000	110,000

*

The amount for Ms. Broderick represents the deferred potion of her 2020 bonus, determined without regard to the allocation by the Compensation Committee and the SHUSA Compensation Committee taking into account her time allocation to SC and SHUSA during 2020. The portion allocated to SC for 2020 is equal to $381,840 total ($190,920 cash deferred and $190,920 equity deferred).

Long-Term Incentive Compensation

Introduction. In addition to deferred RSUs granted as a portion of the Bonus Plan awards, which are a form of long-term equity incentive, the Compensation Committee may, in its discretion, grant additional long-term incentive awards under our Omnibus Plan. These awards may be in the form of restricted stock, RSUs, stock options, or other forms of award permitted under the Omnibus Plan.

SRIP

Introduction. We, in conjunction with SHUSA, originally instituted a Special Regulatory Incentive Program, or SRIP, during 2016, to provide a multi-year targeted award (for performance years 2017 through 2019) to strengthen the alignment between executive pay and the annual achievement of critical regulatory priorities. We established the SRIP performance measures for each period to ensure that payouts would align with critical regulatory milestones, which may differ for each period. SRIP eligibility is reserved to select leadership roles responsible for achieving the applicable milestones. SRIP payments are intended to provide meaningful compensation over time in order to incentivize performance, reinforce accountability, and assist with retention. SRIP awards are essentially additional discretionary bonuses for which our high-performing senior executives are eligible, contingent upon accomplishing enterprise-wide regulatory goals.

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COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

Target Opportunities. Under the SRIP, we set total target opportunities for each NEO over the life of the multi-year program, a percentage of which would be at risk during separate performance cycles. For the performance period ending in 2019, we set $400,000 as the total target award for each of Messrs. Aditya and Karam and Ms. Broderick, $223,700 as the total target award for Mr. Pfirrman, and $380,000 as the total target award for Mr. Baer. The Compensation Committee extended the performance for the 2019 SRIP through the end of 2020 and did not adjust these targets.

Performance Assessments and Award Determinations. While a multi-year award, the SRIP is evaluated in cycles and awards are evaluated and settled on an annual basis, with 2019 originally scheduled as the final annual tranche. No SRIP payments were made for the 2019 performance year. In November 2019, the SHUSA Compensation Committee recommended to Santander to extend completion of the third and final set of objectives under the SRIP through December 31, 2020 due to the continuing importance of the achievement of those objectives, which extension Santander approved. This final tranche remained eligible to be awarded if the third tranche of objectives were met before the end of 2020. Because we achieved the SRIP goals in 2020, the Compensation Committee granted the NEOs their respective SRIP awards as follows:

NEO	TARGET AWARD ($)	TARGET SRIP AWARDED (%)
Mahesh Aditya	400,000	100.00
Fahmi Karam	400,000	100.00
Sandra Broderick*	400,000	100.00
Christopher Pfirrman	223,700	100.00
Joshua Baer	380,000	100.00

*

The amount for Ms. Broderick represents her SRIP award, determined without regard to the allocation by the Compensation Committee and the SHUSA Compensation Committee taking into account her time allocation to SC and SHUSA during the performance period.

Any payments made under the SRIP to our NEOs are paid in the same proportion of cash and equity, and subject to the same deferral and performance requirements, as those applicable to payments made under the Bonus Plan as described above.

NEO	TOTAL SRIP DEFERRED ($)	CASH DEFERRED ($)	EQUITY DEFERRED ($)
Mahesh Aditya	200,000	100,000	100,000
Fahmi Karam	160,000	80,000	80,000
Sandra Broderick**	160,000	80,000	80,000
Christopher Pfirrman	89,480	44,740	44,740
Joshua Baer	152,000	76,000	76,000

**The

amount for Ms. Broderick represents her SRIP award, determined without regard to the allocation by the Compensation Committee and the SHUSA Compensation Committee taking into account her time allocation to SC and SHUSA during the performance period. The portion allocated to SC for 2020 is equal to $137,600 total ($68,800 cash deferred and $68,000 equity deferred).

Other Compensation

In addition to the benefits that all of our employees are eligible to receive, our NEOs are eligible to receive certain other benefits and perquisites. For 2020, the additional benefits and perquisites included company-paid annual premiums for executive disability benefits and certain housing and travel allowances for relocating NEOs. These benefits and perquisites are generally consistent with those paid to our similarly situated executives and are intended to recruit and retain qualified executive officers.

Retirement Benefits

Each of our NEOs is eligible to participate in our qualified defined contribution retirement plan (the “401(k) Plan”) under the same terms as our other eligible employees, including with respect to the SC matching contribution under the 401(k) Plan. We provide this benefit in order to foster the development of our NEOs’ long-term careers with SC. We do not provide defined benefit pension benefits, or nonqualified or excess retirement benefits to any of our NEOs.

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Employment Agreements and Severance Policy

We have entered into employment agreements and offer letters with certain of our NEOs, establishing key elements of compensation in addition to our generally applicable plans and programs, which include certain restrictive covenants, such as those prohibiting post-employment competition or solicitation. In February 2020, we entered into an offer letter agreement with Mr. Aditya regarding his role as our President and Chief Executive Officer, setting his base salary at $1,550,000 and target annual bonus opportunity at $2,350,000, subject to the deferral and vesting requirements normally applicable to an individual in our Chief Executive Officer role.

We also have implemented SHUSA’s Enterprise Severance Policy, which provides post-termination benefits for eligible employees, including our active NEOs, who do not otherwise have any contractual right to severance benefits. We believe that these agreements provide stability to SC and further the objectives of our compensation programs, including our objective of attracting and retaining the highest quality executives to manage and lead us. Please see “Compensation—Executive Compensation Tables—Potential Payments upon Termination or Change in Control” in this Proxy Statement for additional information regarding our NEO employment agreements, offer letters, and severance policies.

Clawback Policy

We maintain a robust Policy on Malus and Clawback Requirements (the “Clawback Policy”). The Clawback Policy contains a framework under which we will implement into our incentive compensation arrangements (1) provisions that can cause unvested compensation to be reduced or forfeited during the applicable vesting period (often referred to as “malus” provisions) and (2) provisions that can cause previously earned and paid compensation to be repaid (often referred to as “clawback” provisions). Malus and clawback provisions serve several purposes, such as ensuring that our incentive compensation awards are based on sustainable, appropriate, and compliant performance; that such performance is achieved consistently within applicable risk frameworks; and that our employees are discouraged from manipulating performance or financial metrics or engaging in other behaviors that could adversely impact us.

Employees covered by the Clawback Policy include, at a minimum: (1) employees or employee groups identified as “covered employees” under the Guidance on Sound Incentive Compensation Policies adopted by U.S. banking agencies, (2) employees determined to be “identified staff” under CRD IV, and (3) any other employees who receive incentive compensation awards that the Compensation Committee determines should be subject to malus or clawback requirements.

Incentive compensation covered by the Clawback Policy will include, at a minimum: (1) “incentive compensation arrangements” within the meaning of the Guidance on Sound Incentive Compensation Policies, (2) “variable remuneration” within the meaning of CRD IV, and (3) any other incentive compensation arrangements that the Compensation Committee determines should be covered by malus or clawback requirements.

The Clawback Policy requires our applicable incentive compensation agreements to reflect all design features of any malus and clawback requirements, including triggering events, covered employees, and time periods during which compensation may be subject to malus and clawback provisions. All of our malus and clawback requirements are intended to be enforceable to the maximum extent permitted by applicable law.

Under the Clawback Policy, malus provisions include, at a minimum, the following triggering events: (1) “detrimental conduct” (as described below), (2) breach of post-employment covenants, and (3) the malus triggering events required by Banco Santander’s remuneration policies as in effect from time to time, which currently include the following categories of events:

»	Significant risk management failures at or by us, or by a business unit or control or support function of ours;

»	Material restatement of our financial statements, except when appropriate due to a change in accounting standards;

»	Violation by the beneficiary of internal regulations, policies, or codes of conduct;

»	Significant changes in the financial capital or risk profile of Banco Santander;

»	Significant increases in requirements to our economic or regulatory capital base when not foreseen at the time of generation of exposures;

»	Regulatory sanctions or criminal convictions for acts that could be attributable to us or to the personnel responsible for the acts;

»	Any misconduct, whether individual or collective, in particular with respect to marketing of unsuitable products; and

»	Poor financial performance of Banco Santander.

The malus triggering events under the Clawback Policy are not limited to the foregoing and will be customized and adjusted as appropriate.

Under the Clawback Policy, clawback provisions include, at a minimum, the following triggering events: (1) “detrimental conduct” (as described below), (2) breach of post-employment covenants, and (3) breach of applicable anti-hedging policies. The clawback triggering events under the Clawback Policy are not limited to the foregoing and will be customized and adjusted as appropriate.

SC 2021 Proxy Statement	41

COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

“Detrimental conduct” under the Clawback Policy refers to categories of employee conduct specified in incentive compensation agreements that may trigger a right to apply malus or clawback provisions against the employee. The following lists categories of conduct that are considered detrimental conduct under the Clawback Policy:

»	An employee’s conduct that would permit us to terminate the employee for “cause”;

»	An employee’s commission of a criminal act that victimizes us or a customer, employee, or counterparty of ours or subjects us to public ridicule or embarrassment;

»	Improper or intentional conduct by an employee causing reputational harm to us or our customers;

»	An employee’s breach of a fiduciary duty owed to us or a customer or former customer of ours;

»	An employee’s intentional violation of, or grossly negligent disregard for, our policies, rules, or procedures, including in connection with the supervision or oversight of other employees; or

»

An employee taking or maintaining trading positions, or executing his or her duties or responsibilities in a manner that results in a need to restate financial results in a subsequent reporting period or that results in a significant financial loss to us.

The Clawback Policy is administered by our Chief Human Resources Officer, with the advice of our executive-level management human resources committee, subject to oversight and governance by our Compensation Committee.

Anti-Hedging Policy

The Santander U.S. Personal Securities Transactions Enterprise Policy prohibits all SC employees, including our NEOs, and members of the Board from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our Common Stock or other Santander securities. This policy applies with respect to all Common Stock or other Santander securities held by a covered individual, whether received through equity compensation awards, acquired in the open market, or otherwise.

Tax Considerations

U.S. Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1 million paid to certain “covered employees” in any calendar year. Our Compensation Committee will—consistent with its past practice—continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Risk Assessment

At least annually, the Compensation Committee conducts an assessment of the compensation policies and practices for our employees, including our executive officers, and whether such policies and practices create risks that are reasonably likely to have a material adverse effect on us. Our management compensation team and an executive-level management human resources committee assist the Compensation Committee with such risk assessment and help ensure our compensation programs align with our goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

We believe our compensation programs strike the appropriate balance between short-term and long-term components. We consider the potential risks in our business when designing and administering our compensation programs, and we believe our balanced approach to performance measurement and compensation decisions works to mitigate the risk that individuals will be encouraged to undertake excessive or inappropriate risk. Our compensation program is also subject to internal controls, and we rely on principles of sound governance and good business judgment in administering our compensation programs.

Based on its assessment, the Compensation Committee has determined, in its reasonable business judgment, that our compensation policies and practices as generally applicable to our executive officers and employees do not create risks that are reasonably likely to have a material adverse effect on us and instead promote behaviors that support long-term sustainability and stockholder value creation.

42	SC 2021 Proxy Statement

COMPENSATION - COMPENSATION COMMITTEE REPORT

Compensation Committee Report

The Compensation Committee has reviewed this CD&A as required by Item 402(b) of Regulation S-K and discussed it with SC’s management. Based on such review and discussions with management, the Compensation Committee has recommended to the Board that this CD&A be included in this Proxy Statement.

Submitted by the Compensation Committee:

Edith E. Holiday, Chair

Leonard Coleman, Jr.

Stephen A. Ferriss

Javier Maldonado

Robert J. McCarthy

SC 2021 Proxy Statement	43

COMPENSATION - EXECUTIVE COMPENSATION TABLES

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation for 2020 for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2020. These officers are referred to throughout this Proxy Statement as our Named Executive Officers or NEOs. Compensation information for 2019 and 2018 is presented for individuals who were also our NEOs for those years.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)(3)	STOCK AWARDS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)

Mahesh Aditya(1) President and Chief Executive Officer	2020	1,550,000	650,000	—	242,106	2,442,106
	2019	119,230	—	—	—	119,230

Fahmi Karam Chief Financial Officer	2020	750,000	405,000	320,033	129,513	1,604,546
	2019	678,846	210,000	449,991	62,773	1,401,610

Sandra Broderick(2) Head of Operations	2020	860,000	389,580	523,977	236,190	2,009,747
	2019	842,500	493,800	674,997	249,230	2,260,527
	2018	850,000	555,000	435,611	141,955	1,982,566

Christopher Pfirrman Chief Legal Officer, General Counsel, and Corporate Secretary	2020	819,018	277,110	297,186	162,480	1,555,794
	2019	659,018	195,000	363,941	149,025	1,366,984
	2018	659,018	218,375	329,896	192,250	1,399,539

Joshua Baer Head of Pricing and Strategy	2020	750,000	299,000	160,005	58,835	1,267,840
	2019	717,308	150,000	305,986	16,800	1,190,094

(1)	Mr. Aditya began with SC in December 2019. He did not receive an annual bonus from SC for 2019 performance.

(2)

For 2020 (and the final quarter of 2019), Ms. Broderick was an executive officer of SC and SHUSA. The Compensation Committee and the SHUSA Compensation Committee jointly determined to allocate Ms. Broderick’s 2020 (and 2019) total compensation to reflect the percentage of time that Ms. Broderick spent working for and with respect to each organization based on time allocation tracking. Amounts in this table for Ms. Broderick reflect only compensation allocated to SC.

(3)

Amounts in this column for 2020 reflect (i) for all NEOs, the non-deferred cash portion of the annual bonus earned under the Bonus Plan (please see “Compensation Discussion and Analysis—Principal Components of Executive Compensation—Annual Bonuses” for additional information); (ii) for all NEOs, the non-deferred cash portion of the SRIP award for which performance goals were achieved in 2020 (please see “Compensation Discussion and Analysis—Principal Components of Executive Compensation—SRIP” for additional information); and (iii) for Mr. Baer only, $20,000 for the second and final installment of his $65,000 cash sign-on bonus pursuant to his February 2018 offer letter. Additionally, Ms. Broderick’s amounts for 2019 and 2018 and Mr. Baer’s amount for 2019 include but are not limited to installments from their cash sign-on bonuses under their respective offer letters.

(4)

Amounts in this column reflect the aggregate grant date fair value of the awards detailed under the table below in “Grants of Plan-Based Awards,” which consisted of RSUs granted in early 2020 as the equity portion of annual bonuses granted for performance in 2019 to our NEOs. SEC rules require the Summary Compensation Table to include in each year’s amount the aggregate grant date fair value of stock awards granted during the year. Typically, we grant RSUs early in the year as part of the annual bonus award for prior year performance. As a result, the amounts for RSUs generally appear in the Summary Compensation Table for the year after the performance year upon which they were based and, therefore, the Summary Compensation Table does not fully reflect the Compensation Committee’s view of its pay-for-performance executive compensation program for a particular performance year. For example, amounts shown as 2020 compensation in the “Stock Awards” column reflect RSUs granted in March 2020 for 2019 performance. Please see “Compensation Discussion and Analysis—Principal Components of Executive Compensation” for a discussion about how the Compensation Committee viewed its 2020 compensation decisions for our NEOs.

The grant date fair value of the stock awards included in the Summary Compensation Table represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of our Common Stock on the applicable grant date, but excluding the effect of potential forfeitures. Additional details on accounting for equity-based compensation can be found in Note 1 (“Description of Business, Basis of Presentation, and Significant Accounting Policies and Practices—Stock-Based Compensation”) and Note 17 (“Employee Benefit Plans”) of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2020.

(5)

Amounts in this column for 2020 are detailed below under the “All Other Compensation Table,” and include but are not limited to long-term cash awards granted in prior years as the deferred cash portion of annual bonus awards under the Bonus Plan and SRIP that became earned and vested in 2020.

44	SC 2021 Proxy Statement

COMPENSATION - EXECUTIVE COMPENSATION TABLES

All Other Compensation Table

NAME	SC CONTRIBUTION TO 401(k) PLAN ($)	LIFE & DISABILITY BENEFITS ($)(a)	HOUSING & TRAVEL EXPENSES ($)(b)	TAX PAYMENTS ($)(c)	DEFERRED ANNUAL VARIABLE CASH COMPENSATION ($)(d)	TOTAL ($)
Mahesh Aditya	3,577	—	238,529	—	—	242,106
Fahmi Karam	17,127	3,305	—	1,239	107,842	129,513
Sandra Broderick	17,400	9,593	39,794	16,772	152,631	236,190
Christopher Pfirrman	17,100	9,971	—	3,209	132,200	162,480
Joshua Baer	17,100	—	—	—	41,735	58,835

(a)	Amount represents the annual premiums paid by SC for NEO executive life and disability benefits for the applicable NEOs.

(b)

For Mr. Aditya, represents relocation benefits pursuant to his February 2020 offer letter in connection with his move to the Dallas metropolitan area. For Ms. Broderick, represents housing and personal travel benefits pursuant her October 2019 offer letter.

(c)

Reflects payments to cover the taxes on the executive life and disability benefits for NEOs that received that benefit. In addition, for Ms. Broderick, includes payments to cover the taxes incurred on the housing and personal travel benefits described in this table.

(d)

Reflects the amount of long-term cash awards granted in prior years as the deferred cash portion of annual bonus awards under the Bonus Plan and the SRIP that became earned and vested in 2020. Please see “Compensation Discussion and Analysis—Principal Components of Executive Compensation—Annual Bonuses” for additional information.

Grants of Plan-Based Awards

The following table provides information regarding plan awards granted to our NEOs in 2020. Please see the “Outstanding Equity Awards at Fiscal Year-End” table below for additional information regarding the vesting parameters that are applicable to these awards.

			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS

NAME	GRANT DATE		THRESHOLD (#)	TARGET (#)		MAXIMUM (#)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($)(3)
Mahesh Aditya	—		—		—	—	—	—
Fahmi Karam	03/02/2020	(1)	—		—	—	13,307	320,033
Sandra Broderick	03/02/2020	(2)	—		2,904	—	18,883	523,977
Christopher Pfirrman	03/02/2020	(2)	—		1,648	—	10,709	297,186
Joshua Baer	03/02/2020	(1)	—	—		—	6,653	160,005

(1)

Reflects RSUs granted under the Bonus Plan related to performance during 2019. Of these RSUs, 60% were vested and settled immediately and the remaining 40% will vest and settle in three equal installments on the first three anniversaries of the grant date, generally subject to continued service to SC through the applicable vesting date.

(2)

Reflects RSUs granted under the Bonus Plan related to performance during 2019. Of these RSUs, 60% were vested and settled immediately and the remaining 40% will vest and settle in three equal installments on the first three anniversaries of the grant date, generally subject to continued service to SC through the applicable vesting date, except that the final installment will also be subject to the achievement of performance-based goals specified in the applicable award agreement.

(3)

This column shows the aggregate grant date fair value of RSUs granted to our NEOs in 2020, which is calculated as described in footnote (4) to the Summary Compensation Table above based on the closing price of our Common Stock on the NYSE on the grant date ($24.05 on March 2, 2020). Generally, the aggregate grant date fair value is the amount that SC expects to expense in its financial statements over the award’s vesting schedule.

SC 2021 Proxy Statement	45

COMPENSATION - EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by our NEOs as of December 31, 2020. Vesting of option and stock awards reflected in the table is generally subject to continuous service with SC, except that awards may vest (or continue to vest) upon termination by us without “cause,” termination by the officer for “good reason,” or termination due to the officer’s “disability” or death (in each case as defined in the applicable award agreement). The termination vesting provisions generally are covered in the footnotes below. Vesting of awards may also be impacted by a change in control of SC, as more fully described below under “Potential Payments upon Termination or Change in Control.”

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(a)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(a)
Mahesh Aditya	—	—	—	—	—	—	—	—

Fahmi Karam(b)	19,600	—	21.74	09/22/2025	12,338	271,683	—	—
Sandra Broderick(c)	—	—	—	—	18,075	398,012	2,904	63,946
Christopher Pfirrman(d)	—	—	—	—	5,631	123,995	6,712	147,798
Joshua Baer(e)	—	—	—	—	6,587	145,046	—	—

Notes Relating to Stock Awards (all granted under the Omnibus Plan)

(a)	The market value of the stock awards or units is based on the closing price per share of our Common Stock on the NYSE on December 31, 2020, which was $22.02.

(b)

Reflects RSUs granted to Mr. Karam on March 1, 2018 and 2019 and March 2, 2020 in settlement of the deferred stock portion of his 2017, 2018, and 2019 annual bonuses, respectively. Mr. Karam’s outstanding 1,241 RSUs granted on March 1, 2018 vested on March 1, 2021. His outstanding 5,774 RSUs granted on March 1, 2019 will vest in equal installments on March 1, 2021 and 2022. His outstanding 5,323 RSUs granted on March 2, 2020 will vest in equal installments on March 2, 2021, 2022, and 2023. All RSUs continue to vest under their original schedule in the event of termination by us without cause, termination by the NEO for good reason, or termination due to disability or death, but otherwise require continued service through the applicable vesting date.

(c)

Reflects RSUs granted to Ms. Broderick on March 1, 2018 and 2019 and March 2, 2020 in settlement of the deferred stock portion of her 2017, 2018, and 2019 annual bonuses, respectively (in each case to the extent such bonus was allocated to SC). Ms. Broderick’s outstanding 3,603 RSUs granted on March 1, 2018 vested on March 1, 2021. Her outstanding 8,661 RSUs granted on March 1, 2019 vest in equal installments on March 1, 2021 and 2022. Her outstanding 8,715 RSUs granted on March 2, 2020 vest in equal installments on March 2, 2021, 2022, and 2023, with the final installment vesting contingent on achievement of certain performance goals. All RSUs continue to vest under their original schedule in the event of termination by us without cause, termination by the NEO for good reason, or termination due to disability or death, but otherwise require continued service through the applicable vesting date.

(d)

Reflects RSUs granted to Mr. Pfirrman on March 1, 2018 and 2019 and March 2, 2020 in settlement of the deferred stock portion of his 2017, 2018, and 2019 annual bonuses, respectively. Mr. Pfirrman’s outstanding 2,730 RSUs granted on March 1 2018 vested on March 1, 2021 (and had been contingent on achievement of certain performance goals that were previously met). His outstanding 4,670 RSUs granted on March 1, 2019 will vest in equal installments on March 1, 2021 and 2022, with the final installment vesting contingent on achievement of certain performance goals. His outstanding 4,943 RSUs granted on March 2, 2020 will vest in equal installments on March 2, 2021, 2022, and 2023, with the final installment vesting contingent on achievement of certain performance goals. All RSUs continue to vest under their original schedule in the event of termination by us without cause, termination by the NEO for good reason, or termination due to disability or death, but otherwise require continued service through the applicable vesting date.

(e)

Reflects RSUs granted to Mr. Baer on March 1, 2019 and March 2, 2020 in settlement of the deferred stock portion of his 2018 and 2019 annual bonuses, respectively. Mr. Baer’s outstanding 3,926 RSUs granted on March 1, 2019 vest in equal installments on March 1, 2021 and 2022. His outstanding 2,661 RSUs granted on March 2, 2020 vest in equal installments on March 2, 2021, 2022, and 2023. All RSUs continue to vest under their original schedule in the event of termination by us without cause, termination by the NEO for good reason, or termination due to disability or death, but otherwise require continued service through the applicable vesting date.

46	SC 2021 Proxy Statement

COMPENSATION - EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options by our NEOs and shares acquired by our NEOs upon the vesting of stock awards in 2020.

NAME	OPTION AWARDS		STOCK AWARDS		TOTAL VALUE REALIZED ON EXERCISE AND VESTING ($)
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Mahesh Aditya	—	—	—	—	—
Fahmi Karam	—	—	13,451	325,410	325,410
Sandra Broderick	—	—	21,007	507,996	507,996
Christopher Pfirrman	—	—	14,394	348,619	348,619
Joshua Baer	—	—	5,956	143,929	143,929

(1)	None of our NEOs exercised stock options in 2020.
(2)	Amounts reflect the market value of our Common Stock on the day on which the stock awards vested.

Potential Payments Upon Termination or Change in Control

Equity Compensation Plans

We originally adopted our current equity compensation plan, the Omnibus Plan, on December 28, 2013, and we restated the Omnibus Plan effective June 16, 2016, with the approval of our stockholders.

In the event of a change in control (as defined in the restated plan) of SC, (1) awards granted to non-employee directors will fully vest, and (2) for awards granted to all other service providers, vesting will depend on whether the awards are assumed, converted, or replaced by the resulting entity:

»

For awards that are not assumed, converted, or replaced, (i) time-vesting awards will fully vest upon the change in control; and (ii) performance-vesting awards will vest based on the greater of achievement of all performance goals at the “target” level or the actual level of achievement of performance goals as of the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

»

For awards that are assumed, converted, or replaced, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms. In addition, time-vesting awards will fully vest if the award recipient has a termination of employment within two years after the change in control by the company other than for cause or by the recipient for good reason (each as defined in the applicable award agreement). For performance-vesting awards, the amount vesting upon involuntary termination within two years of a change in control will be based on the greater of (i) achievement of all performance goals at the “target” level or (ii) the actual level of achievement of performance goals as of the change in control.

All awards under the Omnibus Plan are also subject to any change in control and employment termination provisions contained in applicable award agreements and employment agreements. Please see the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table above for information regarding vesting of outstanding equity awards upon termination of employment.

Employment Agreements

All of our NEOs have all received offer letters in connection with their employment, which provide basic terms such as base salary and bonus eligibility, at-will employment status terminable at will by either party, and restrictive covenants. These offer letters do not provide for severance benefits in the context of termination or a change in control, and so are not discussed in this section.

SC 2021 Proxy Statement	47

COMPENSATION - EXECUTIVE COMPENSATION TABLES

Severance Policy

In the event of a qualifying termination, each active NEO is eligible for severance benefits pursuant to the Santander Holdings USA, Inc. Enterprise Severance Policy (the “Severance Policy”). The Severance Policy provides severance benefits to employees whose positions are involuntarily terminated (“eligible employees”). Pursuant to the Severance Policy, an eligible NEO would be entitled to a lump sum cash severance payment equal to at least 26 weeks of base salary, plus three weeks per year of service for each year of service with the Santander group after five years of service, subject to a maximum severance payment of 52 weeks of base salary. In addition, eligible employees who elect to continue their medical, dental, and/or vision benefits under COBRA will be eligible for fully subsidized premiums for the first three months following their termination of employment.

Table Illustrating Potential Payments upon Termination or Change in Control

The following table provides information regarding the payments and benefits to which our NEOs would be entitled in the event of termination of such individual’s employment with SC under specified circumstances and in the event of a change in control of SC. Except as otherwise noted, the amounts shown (1) are estimates only and (2) assume that the applicable termination of employment was effective, or that the change in control occurred, as of December 31, 2020.

NAME	CASH ($)(1)	EQUITY ($)(2)	PERQUISITES/ BENEFITS ($)	TOTAL ($)
Mahesh Aditya
Termination due to death	—	—	1,500,000	1,500,000
Termination due to disability	—	—	—	—
Termination by SC without cause	775,000	—	4,245(4)	779,245
Termination by NEO for good reason	—	—	—	—
Change in control (no termination)	—	—	—	—
Fahmi Karam
Termination due to death	280,000	271,683	1,350,000(3)	1,901,683
Termination due to disability	280,000	271,683	—	551,683
Termination by SC without cause	655,000	271,683	6,258(4)	932,940
Termination by NEO for good reason	280,000	271,683	—	551,683
Change in control (no termination)	—	—	—	—
Sandra Broderick
Termination due to death	467,283	461,958	1,000,000(3)	1,929,241
Termination due to disability	467,283	461,958	—	929,241
Termination by SC without cause	967,283	461,958	3,731(4)	1,432,972
Termination by NEO for good reason	467,283	461,958	—	929,241
Change in control (no termination)	—	—	—	—
Christopher Pfirrman
Termination due to death	271,044	271,793	1,000,000(3)	1,542,837
Termination due to disability	271,044	271,793	—	542,837
Termination by SC without cause	1,130,062	271,793	6,311(4)	1,408,166
Termination by NEO for good reason	271,044	271,793	—	542,837
Change in control (no termination)	—	—	—	—
Joshua Baer
Termination due to death	151,599	145,046	1,350,000(3)	1,646,645
Termination due to disability	190,665	145,046	—	335,711
Termination by SC without cause	671,645	145,046	6,311(4)	823,002
Termination by NEO for good reason	151,599	145,046	—	296,645
Change in control (no termination)	—	—	—	—

(1)

As of December 31, 2020, we had no employment agreements in place for any of the listed NEOs providing for severance benefits; however, these NEOs would be entitled to cash severance payments and benefits pursuant to the Severance Policy in the event of a qualifying termination by SC without cause. For Mr. Karam, Ms. Broderick, Mr. Pfirrman, and Mr. Baer, these values also represent the value of accelerated vesting of long-term cash awards in the event of a termination in connection with the NEO’s death, disability, or resignation for “good reason” (pursuant to the terms of the Company’s Bonus Plan), and for such awards, the amounts reflected assume that all applicable performance targets for any performance-vesting awards are achieved.

48	SC 2021 Proxy Statement

COMPENSATION - EXECUTIVE COMPENSATION TABLES;

COMPENSATION - EQUITY COMPENSATION PLAN INFORMATION

(2)

Represents the value of accelerated vesting of stock awards, based on the closing price of our Common Stock on December 31, 2020, which was $22.02. Please see the footnotes under “Outstanding Equity Awards at Fiscal Year-End” above for information regarding vesting upon employment termination and see “Equity Compensation Plans” in this section above for information regarding vesting upon change in control. Amounts reflected assume that all applicable performance targets for any performance-vesting awards are achieved.

(3)

Represents payment of life insurance proceeds under the Company’s standard policy equal to two times the NEO’s base salary, capped at $1,000,000. For Mr. Aditya, also represents payment of $500,000 for supplement life insurance benefits elected under the Company’s standard policy; and for Mr. Karam and Mr. Baer, also represents payment of $350,000 for supplement life insurance benefits elected under the Company’s standard policy.

(4)	This amount reflects three months of COBRA premiums.

Equity Compensation Plan Information

We currently administer one equity compensation plan: our Omnibus Plan. The following table provides information as of December 31, 2020 regarding shares of our Common Stock that may be issued under this plan.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS (#) (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS ($)(1) (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (#) (c)
Equity compensation plans approved by security holders	536,381	13.01	1,951,309
Equity compensation plans not approved by security holders	—	—	—
Total	536,381	13.01	1,951,309

(1)	Weighted-average exercise price is based solely on outstanding options.

SC 2021 Proxy Statement	49

COMPENSATION - PAY RATIO DISCLOSURE

Pay Ratio Disclosure

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of our CEO.

For 2020, the annual total compensation of our median compensated employee (other than our CEO) was $63,008; and the aggregate annual total compensation of Mr. Aditya in his role as our CEO, as reported in the Summary Compensation Table included above, was $2,442,106. As a result, the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was approximately 39 to 1.

The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below.

We took the following steps to identify our median employee and the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

1.

To identify the “median employee” from our employee population (determined as of October 1, 2020), we used the amount of “gross wages” for the identified employees as reflected in our payroll records for the nine-month period beginning January 1, 2020. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques.

2.

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $63,008.

3.	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table included above for Mr. Aditya.

50	SC 2021 Proxy Statement

SAY-ON-PAY PROPOSAL

SAY-ON-PAY PROPOSAL

Proposal 3: Non-Binding, Advisory Approval of Named Executive Officer

                      Compensation (“Say-On-Pay”)

WHAT YOU ARE VOTING ON:

At the Annual Meeting, we are asking our stockholders to indicate their support for our executive compensation programs as described in this Proxy Statement. This vote is referred to as a “Say-on-Pay” vote.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 to provide that a public company’s proxy statement in connection with the annual meeting of stockholders must, at least once every three years, allow stockholders to cast a non-binding, advisory vote to approve the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. In accordance with the Dodd-Frank Act and rules adopted by the SEC thereunder, at the Annual Meeting, we are providing stockholders with an opportunity to cast a non-binding, advisory vote to approve our compensation program for our Named Executive Officers. This vote is referred to as a “Say-on-Pay” vote.

As described in detail above in “Compensation—Compensation Discussion and Analysis” and “Compensation—Executive Compensation Tables,” our executive compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals, align Named Executive Officer and stockholder interests, attract and retain quality leadership, and support a pay-for-performance philosophy, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement for the Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion included in this Proxy Statement.”

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, ON AN ADVISORY BASIS.

SC 2021 Proxy Statement	51

FREQUENCY OF SAY-ON-PAY VOTES

FREQUENCY OF SAY-ON-PAY VOTES

Proposal 4: Non-Binding, Advisory Vote on Frequency of Say-On-Pay Votes

WHAT YOU ARE VOTING ON:

At the Annual Meeting, we are asking our stockholders for their advisory vote for the preferred frequency of the submission of future Say-on-Pay votes to stockholders by indicating your choice that future submissions of Say-on-Pay votes to stockholders should occur every year, every two years, or every three years.

Section 14A of the Securities and Exchange Act of 1934, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our stockholders the opportunity to vote on a non-binding, advisory basis regarding whether a stockholder Say-on-Pay vote with respect to the compensation of our named executive officers should be held every one, two or three years. Accordingly, under this Proposal 4, we are asking stockholders to vote on whether the Say-on-Pay vote on executive compensation should occur every one, two, or three years. Stockholders also may, if they wish, abstain on casting a vote on this proposal.

After careful consideration, the Board of Directors has determined that a Say-on-Pay advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our Company. Therefore, the Board recommends that you vote for having the Say-on-Pay advisory vote occur every three years.

Submitting a Say-on-Pay advisory vote to stockholders every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. In addition, submitting a Say-on-Pay vote to stockholders every three years will allow us sufficient time to carefully review our executive compensation programs in light of the result of such vote before the next Say-on-Pay vote, and will also allow us sufficient time to engage with stockholders to understand and respond to the vote results. We intend to continue to engage with our stockholders regarding our executive compensation program during the period between Say-on-Pay votes.

We ask for your advisory vote for your preferred frequency of the submission of future Say-on-Pay votes to stockholders by indicating your choice that future submissions of Say-on-Pay votes to stockholders should occur every year, every two years, or every three years, or you may choose to abstain from voting on this issue. The option of every year, every two years, or every three years that receives a majority of the votes present and entitled to vote at the Annual Meeting will be the frequency of the submission of future Say-on-Pay votes selected by stockholders. We recognize that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of the Say-on-Pay votes.

This vote is advisory, and will not be binding on SC or the Board of Directors. Although the Board of Directors will consider the voting results, it may ultimately decide that it is in the best interests of our stockholders and SC to hold a Say-on-Pay vote on executive compensation more or less frequently than the option approved by our stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

THE BOARD RECOMMENDS A VOTE FOR THE SAY-ON-PAY ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION TO OCCUR ONCE EVERY 3 YEARS.

52	SC 2021 Proxy Statement

ADDITIONAL GOVERNANCE INFORMATION - RELATED PARTY TRANSACTIONS

ADDITIONAL GOVERNANCE INFORMATION

Related Party Transactions

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. Under our written policy, our directors and director nominees, executive officers, and holders of more than 5% of our Common Stock, including their immediate family members, will not be permitted to enter into a related party transaction with us, as described below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions, is considered a “related party transaction” and will be required to be presented to our Audit Committee for review, consideration, and approval. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed and approved or disapproved by the disinterested members of our Audit Committee.

The following is a summary of material provisions of various transactions we have engaged in with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them during 2020. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of these types.

Shareholders Agreement

In connection with our initial public offering in January 2014, we entered into the Shareholders Agreement with SHUSA, DDFS, LLC (“DDFS”), Sponsor Auto Finance Holdings Series LP (“Sponsor Auto”), and Thomas Dundon. The Shareholders Agreement, as amended, provides SHUSA with, among other things, certain rights related to director nominations, approvals over certain actions taken by us, and registration rights. DDFS, Sponsor Auto, and Mr. Dundon no longer have rights under the Shareholders Agreement.

Board Composition

The Shareholders Agreement provides that SHUSA has the right to nominate a number of directors equal to the product (rounded up to the nearest whole number of directors) of (i) a fraction, the numerator of which is the number of shares of our Common Stock then-held by SHUSA and the denominator of which is the total number of our then-outstanding shares of Common Stock and (ii) the number of directors constituting our entire Board if there were no vacancies.

The Shareholders Agreement provides that we will take all action within our power to cause the individuals nominated under the provisions of the Shareholders Agreement to be included in the slate of nominees recommended by the Board to our stockholders for election as directors at each annual meeting of our stockholders and to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees. In addition, SHUSA has the right to designate a replacement to fill a vacancy on the Board created by the departure of a director who was nominated by SHUSA, and we are required to take all action within our power to cause such vacancy to be filled by such designated replacement (including by promptly appointing such designee to the Board).

Approval Rights

The Shareholders Agreement also provides that the following actions by us will require the approval of a majority of the directors nominated by SHUSA for so long as SHUSA’s share ownership is greater than 20% of our outstanding shares of Common Stock:

»	Except as required by changes in law or GAAP, any change to our material accounting policies;

»

Except as required by changes in law or changes which are consistent with changes to the tax policies or positions of affiliates of Banco Santander in the United States, any change to our material tax policies or positions; and

»	Any change in our principal line of business or of certain of our material subsidiaries.

Other Arrangements

Guarantees

Banco Santander has provided guarantees of the covenants, agreements, and our obligations under the governing documents of our warehouse facilities and privately issued amortizing notes. These guarantees are limited to our obligations as servicer. Beginning in fiscal year 2015, we have agreed to pay Banco Santander and SHUSA a fee of 12.5 basis points on such facilities and notes in exchange for providing such guarantees. For fiscal years 2020 and 2019, we incurred zero and $0.4 million, respectively, in fees under this arrangement.

Borrowing Arrangements

Banco Santander has extended various credit facilities (the “Santander Credit Facilities”) to us.

SC 2021 Proxy Statement	53

ADDITIONAL GOVERNANCE INFORMATION - RELATED PARTY TRANSACTIONS

The Company has a committed facility in an initial amount of $1,500 million established with SHUSA on March 4, 2016. On November 1, 2016, this facility was amended to increase the committed amount to $3,000 million. On March 1, 2020, this facility was amended to decrease the committed amount to $2,500 million. In 2020, the largest outstanding principal balance on this facility was zero, and as of December 31, 2020, the balance of the line was zero. In 2020, we paid $31.5 million in interest and fees on this line of credit. The effective interest rate on this facility in 2020 was 3.34%. The current maturity of this facility is March 1, 2019 which was renewed with a new maturity of March 1, 2023.

SC Illinois as borrower executed a $650 million term promissory note with SHUSA as lender on March 31, 2017. In 2020, the largest outstanding principal balance on the note was $650 million, and as of December 31, 2020, the outstanding principal balance on the note was $650 million. In 2020, we paid $20.8 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 4.20%. The note has a maturity date of March 31, 2022.

SC Illinois as borrower executed a $650 million term promissory note with SHUSA as lender on August 4, 2017. In 2020, the largest outstanding principal balance on the note was $650 million, and as of December 31, 2020, the outstanding principal balance on the note was $650 million. In 2020, we paid $29.7 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.44%. The note has a maturity date of August 3, 2021.

SC Illinois as borrower executed a $250 million term promissory note with SHUSA as lender on December 19, 2017. In 2020, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2020, the outstanding principal balance on the note was $250 million. In 2020, we paid $10 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.70%. The note has a maturity date of December 20, 2021.

SC Illinois as borrower executed a $250 million term promissory note with SHUSA as lender on December 19, 2017. In 2020, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2020, the outstanding principal balance on the note was $250 million. In 2020, we paid $9.4 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.95%. The note has a maturity date of December 19, 2022.

The Company has a committed facility in an amount of $500 million with SHUSA as lender on July 27, 2018. In 2020, the largest outstanding principal balance on the loan was $485 million, and as of December 31, 2020, the outstanding principal balance on the loan was zero. In 2020, we paid $6 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 2.19%. The loan has a maturity date July 27, 2021.

SC Illinois as borrower executed a $250 million term promissory note with SHUSA as lender on December 14, 2018. In 2020, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2020, the outstanding principal balance on the note was $250 million. In 2020, we paid $12.7 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 5.00%. The note has a maturity date of December 14, 2022.

SC Illinois as borrower executed a $250 million term promissory note with SHUSA as lender on December 14, 2018. In 2020, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2020, the outstanding principal balance on the note was $250 million. In 2020, we paid $13.3 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 5.25%. The note has a maturity date of December 14, 2023.

SC Illinois as borrower executed a $300 million term promissory note with SHUSA as lender on March 5, 2019. In 2020, the largest outstanding principal balance on the note was $300 million, and as of December 31, 2020, the outstanding principal balance on the note was $300 million. In 2020, we paid $12 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.95%. The note has a maturity date of March 5, 2021.

SC Illinois as borrower executed a $500 million term promissory note with SHUSA as lender on June 14, 2019. In 2020, the largest outstanding principal balance on the note was $500 million, and as of December 31, 2020, the outstanding principal balance on the note was $500 million. In 2020, we paid $16.8 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.30%. The note has a maturity date of June 14, 2022

SC Illinois as borrower executed a $500 million term promissory note with SHUSA as lender on July 8, 2019. In 2020, the largest outstanding principal balance on the note was $500 million, and as of December 31, 2020, the outstanding principal balance on the note was $500 million. In 2020, we paid $19.8 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.90%. The note has a maturity date of July 8, 2024.

SC Illinois as borrower executed a $750 million term promissory note with SHUSA as lender on September 23, 2019. In 2020, the largest outstanding principal balance on the note was $750 million, and as of December 31, 2020, the outstanding principal balance on the note was $750 million. In 2020, we paid $24.9 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.27%. The note has a maturity date of September 22, 2023.

SC Illinois as borrower executed a $400 million term promissory note with SHUSA as lender on November 6, 2019. In 2020, the largest outstanding principal balance on the note was $400 million, and as of December 31, 2020, the outstanding principal balance on the note was $400 million. In 2020, we paid $9.1 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.00%. The note has a maturity date of November 4, 2022.

54	SC 2021 Proxy Statement

ADDITIONAL GOVERNANCE INFORMATION - RELATED PARTY TRANSACTIONS

SC Illinois as borrower executed a $250 million term promissory note with SHUSA as lender on May 26, 2020. In 2020, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2020, the outstanding principal balance on the note was $250 million. In 2020, we paid $3.4 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 2.25%. The note has a maturity date of May 26, 2021.

SC Illinois as borrower executed a $350 million term promissory note with SHUSA as lender on May 1, 2020. In 2020, the largest outstanding principal balance on the note was $350 million, and as of December 31, 2020, the outstanding principal balance on the note was $350 million. In 2020, we paid $9.1 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.80%. The note has a maturity date of May 1, 2023.

SC Illinois as borrower executed a $450 million term promissory note with SHUSA as lender on April 23, 2020. In 2020, the largest outstanding principal balance on the note was $450 million, and as of December 31, 2020, the outstanding principal balance on the note was $450 million. In 2020, we paid $19.4 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 6.13%. The note has a maturity date of April 23, 2023.

SC Illinois as borrower executed a $1,000 million term promissory note with SHUSA as lender on June 3, 2020. In 2020, the largest outstanding principal balance on the note was $1,000 million, and as of December 31, 2020, the outstanding principal balance on the note was $1,000 million. In 2020, we paid $23.5 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.99%. The note has a maturity date of May 28, 2025.

SC Illinois as borrower executed a $2,000 million term promissory note with BSSA as lender on June 3, 2020. In 2020, the largest outstanding principal balance on the note was $2,000 million, and as of December 31, 2020, the outstanding principal balance on the note was $2,000 million. In 2020, we paid $13.2 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 1.40%. The note has a maturity date of June 22, 2022.

SC Illinois as borrower executed a $2,000 million term promissory note with BSSA as lender on September 16, 2020. In 2020, the largest outstanding principal balance on the note was $2,000 million, and as of December 31, 2020, the outstanding principal balance on the note was $2,000 million. In 2020, we paid $7.6 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 1.04%. The note has a maturity date of September 19, 2022.

Derivatives

The Company has derivative financial instruments with Santander and affiliates with outstanding notional amounts of $3,149 million as of December 31, 2020. The Company had a collateral overage on derivative liabilities on Santander and affiliates of $0.9 million as of December 31, 2020.

Servicing Arrangements

The Company is under contract with SBNA to service its retail and recreational vehicle loan portfolio, which had a balance of $191 million as of December 31, 2020. For 2020, SBNA paid $1.9 million to us with respect to this agreement.

The Company is required to permit SBNA a first right to review and assess Chrysler Capital dealer lending opportunities, and SBNA is required to pay the Company origination fee and annual renewal fee for each loan originated under the agreement. For 2020, SBNA paid us $3 million in origination and renewal fees related to these loans. These agreements also transferred the servicing of all Chrysler Capital receivables from dealers, including receivables held by SBNA and by the Company, from the Company to SBNA. For 2020, we paid servicing fees of $124,000 to SBNA under this contract.

Under the agreement with SBNA, the Company may originate retail consumer loans in connection with sales of vehicles that are collateral held against Floorplan Loans by SBNA. Upon origination, the Company remits payment to SBNA, who settles the transaction with the dealer. The Company owed SBNA $7.5 million related to such originations as of December 31, 2020.

The Company received a $9 million referral fee in connection with sourcing and servicing arrangement and is amortizing the fee into income over the ten-year term of the agreement through July 1, 2022, the termination date of the agreement. As of December 31, 2020, the unamortized fee balance was $2.3 million. The Company recognized $900,000 of income related to the referral fee for the year ended December 31, 2020.

Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from FCA dealers. In addition, the Company has agreed to perform the servicing for any loans originated on SBNA’s behalf. For the year ended December 31, 2020, the Company facilitated the purchase of $5.4 billion of retail installment contacts. The Company recognized referral fee and servicing fee income of $38.7 million for the year ended December 31, 2020.

In March 2017, we entered into a Master Securities Purchase Agreement with Banco Santander, under which we have the option to sell a contractually determined amount of eligible prime loans to Banco Santander, through the SPAIN securitization platform, for a term ending in December 2018. We provide servicing on all loans originated under this arrangement. In 2020, there was no sale of loans to Banco Santander under this agreement. For 2020, servicing fee income earned totaled $16.5 million.

SC 2021 Proxy Statement	55

ADDITIONAL GOVERNANCE INFORMATION - RELATED PARTY TRANSACTIONS

Employment Arrangements

Sandra Broderick is Head of Operations and Executive Vice President of the Company and Head of Operations and Senior Executive Vice President of SHUSA. During the year ended December 31, 2020, SHUSA owed the Company $216,000 for the share of compensation expense based on time allocation between her services to the Company and SHUSA. For more information about the allocation of Sandra Broderick’s compensation between the Company and SHUSA and Sandra Broderick’s compensation generally, please see “Compensation—Compensation Discussion and Analysis—2020 Compensation Actions—How we compensated our NEOs” and “Compensation—Summary Compensation Table.”

In addition, starting in 2018, certain employees of the Company and SHUSA, provide services to each other. For the year ended December 31, 2020, the Company owed SHUSA approximately $15.5 million and SHUSA owed the Company approximately $7.5 million for such services.

Other Agreements

The Company has certain deposit and checking accounts with SBNA, an affiliated entity. As of December 31, 2020, the Company had a balance of $32.5 million in these accounts.

SIS serves as co-manager on certain of our securitizations. Amounts paid to SIS as co-manager for the year ended December 31, 2020 totaled $2.7 million. The payments to SIS as co-manager of our securitizations were made in the ordinary course of business and on substantially the same terms as other co-managers of our securitizations.

Effective April 1, 2017, we contracted Aquanima, a Banco Santander affiliate, to provide procurement services. Expenses incurred totaled $2.9 million for the year ended December 31, 2020.

We partner with SHUSA to place Cyber Liability Insurance in which participating national entities share €270 million aggregate limits. We repay SHUSA for our equitably allocated portion of insurance premiums and fees. Expenses incurred totaled $409,000 for the year ended December 31, 2020. In addition, the Company partners with SHUSA for various other insurance products. Expenses incurred totaled $1,197,000 for the year ended December 31, 2020.

We are party to a tax sharing agreement requiring the unitary state tax liability among affiliates included in unitary state tax returns be allocated using the hypothetical separate company tax calculation method. Pursuant to this tax sharing agreement in 2018, we received payments of $6.2 million from affiliates.

Two of the funds that invested in Sponsor Auto also were the equity investors in two entities for which we were the primary beneficiary. In 2013, the funds abandoned their interests in the entities, resulting in our having full ownership of the entities. At the time these entities were formed, we entered into indemnification agreements with each of the funds whereby we reimbursed the funds, on a grossed-up basis, for all taxes they incurred related to their investments in the entities. Payments under these indemnification agreements have totaled $28.1 million, all of which was paid in 2012. In 2020, we did not recover any of the reimbursed amounts through tax refunds to the funds. At December 31, 2020, we had a receivable of $4.2 million, representing the remaining amount of the indemnification payments that we expect to recover as the funds receive additional tax refunds.

Beginning in 2016, we agreed to pay SBNA a market-rate based fee expense for payments made SBNA retail branch locations for accounts services by us and the costs associated with modifying the Advanced Teller platform to the payments. We incurred $164,000 expense for these services during the year ended December 31, 2020.

In 2019, we earned $176,000 in revenue from SBNA for subleasing approximately 13,000 square feet of corporate office space.

Santander Global Tech (formerly known as Produban Servicios Informaticos Generales S.L.), an affiliate of ours, is under contract with the Company to provide professional services, telecommunications, and internal and/or internal applications. Expenses incurred for the year ended December 31, 2020 totaled $(175,000), the negative expenses are due to reversals in 2020.

56	SC 2021 Proxy Statement

ADDITIONAL GOVERNANCE INFORMATION - STOCK OWNERSHIP INFORMATION

Stock Ownership Information

The following table provides information regarding the beneficial ownership of our Common Stock as of March 19, 2021 (unless otherwise noted) by: (i) each person known to beneficially own more than 5% of our Common Stock; (ii) each of our directors and director nominees; (iii) each of our NEOs; and (iv) all current directors and executive officers as a group.

For purposes of this table, “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) takes into account shares as to which the person has or shares voting or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options, or the vesting of RSUs) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act. As a result, the numbers below may differ from the numbers reported in forms filed pursuant to Section 16.

To our knowledge and unless otherwise indicated, each stockholder listed below has sole voting and investment power over the shares listed as beneficially owned by such stockholder. Percentage of ownership is based upon 306,121,362 shares of Common Stock outstanding as of March 19, 2021. Numbers of shares held by beneficial owners of more than 5% of our Common Stock are as of the date of the applicable SEC filings made by those owners (unless otherwise noted), however, percentages have been recalculated as of March 19, 2021.

NAME OF BENEFICIAL OWNER	SHARES OWNED
	NUMBER	PERCENTAGE
Beneficial owners of 5% or more of our Common Stock:
Santander Holdings USA, Inc.(1)	245,593,555	80.2%
Directors and NEOs:
Mahesh Aditya	22,272	*
Fahmi Karam(2)	72,235	*
Sandra Broderick	51,811	*
Christopher Pfirrman	38,576	*
Joshua Baer	7,043	*
Juan Carlos Alvarez de Soto	11,997	*
William Rainer	15,567	*
Stephen A. Ferriss(3)	21,987	*
Homaira Akbari	1,232	*
Leonard Coleman, Jr.	—	*
Victor Hill	—	*
Edith E. Holiday	12,287	*
Javier Maldonado	—	*
Robert J. McCarthy	15,567	*
William F. Muir	12,287	*
All executive officers and directors as a group (19 persons)(4)	325,940	*

*	Less than 1% of the outstanding beneficial ownership

(1)	Represents shares owned by SHUSA, 75 State Street, Boston, Massachusetts 02109, a wholly owned subsidiary of Banco Santander.

(2)	Includes 19,600 shares of Common Stock that Mr. Karam has the right to acquire within 60 days upon the exercise of stock options.

(3)	Includes 5,207 shares of Common Stock that Mr. Ferriss has the right to acquire within 60 days upon the exercise of stock options.

(4)

Only includes the shares of Common Stock beneficially owned by those directors and executive officers serving as of March 19, 2021 and includes 19,893 shares of Common Stock owned by an executive officer who departed SC in April 2021.

SC 2021 Proxy Statement	57

ADDITIONAL GOVERNANCE INFORMATION - OTHER GOVERNANCE INFORMATION

Other Governance Information

Code of Conduct and Ethics

We have adopted the SHUSA Code of Ethics for the CEO and Senior Financial Officers and a related SC Addendum that applies to our CEO and our senior financial officers (the “Code of Ethics”). The Code of Ethics is publicly available on our website at http://investors.santanderconsumerusa.com. We intend to disclose any amendments to or waivers of a provision of the Code of Ethics required to be disclosed by applicable SEC rules by posting such information on our website available at http://investors.santanderconsumerusa.com and/or in our public filings with the SEC.

Corporate Governance Guidelines

In performing its role, the Board is guided by our Corporate Governance Guidelines, which establish a framework for the governance of the Board and the management of our Company. The guidelines were adopted by the Board and reflect regulatory requirements and broadly recognized governance best practices, including the NYSE corporate governance listing standards. They are reviewed regularly and updated as appropriate. The full text can be found on our website at http://investors.santanderconsumerusa.com.

Director Attendance

During 2020, the Board held 15 meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served. The Independent Directors met regularly in executive sessions, with our independent Chair of the Board chairing the sessions of Independent Directors. We encourage all directors to attend our Annual Meeting. Mr. Aditya, Dr. Akbari, Mr. Alvarez de Soto, Mr. Ferriss, Mr. Hill, Ms. Holiday, Mr. Maldonado, Mr. McCarthy, Mr. Muir, and Mr. Rainer attended our 2020 Annual Meeting.

Communication with Directors

Stockholders or other interested parties desiring to communicate with the Board, with our non-management directors, with our Chair of the Board or the Chair of any of the Board committees or with any individual director may do so in writing addressed to Santander Consumer USA Holdings Inc., Attn: (Name of Board Member(s)), c/o Office of the Secretary, 1601 Elm Street, Suite 800, Dallas, Texas 75201, or by e-mail c/o the Office of the Secretary at corporate.secretary@santanderconsumerusa.com.

58	SC 2021 Proxy Statement

QUESTIONS AND ANSWERS

Questions and Answers

Proxy Materials and Voting Information

1. How does the Board recommend that I vote on matters to be considered at the Annual Meeting?

The Board recommends that you vote as follows:

AGENDA PROPOSAL	DESCRIPTION	BOARD RECOMMENDATION
1	Election of Directors	FOR ALL
2	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
3	Non-Binding, Advisory Approval of Named Executive Officer Compensation (“Say-on-Pay”)	FOR
4	Non-Binding, Advisory Vote on Frequency of Say-on-Pay Votes	THREE YEARS

2. Who is entitled to vote?

Only holders of record of our Common Stock at the close of business on April 9, 2021, which the Board has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, we had 306,035,735 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

3. What constitutes a quorum at the Annual Meeting?

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards, or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

4. How do I vote without attending the Annual Meeting?

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail.

Instructions are on the Proxy Card / Voting Instruction Form. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

If you are a stockholder of record on the record date, then your proxy must be received no later than 5:00 p.m. (EDT) on June 2, 2021 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

5. How can I revoke my proxy?

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) attending and voting at the Annual Meeting.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

6.    What is the difference between a “stockholder of record” and a “beneficial” stockholder of shares held in street name?

If your shares are owned directly in your name in an account with our transfer agent, Computershare, you are considered the “stockholder of record” of those shares in your account.

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QUESTIONS AND ANSWERS

If your shares are held in an account with a broker, bank, or other nominee as custodian on your behalf, you are considered a “beneficial” stockholder of those shares, which are held in “street name.” The broker, bank, or other nominee is considered the stockholder of record for those shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote the shares in your account. Your broker, bank, or other nominee will provide you with specific voting instructions.

7. How will you treat my voting instructions?

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a Proxy Card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of the Board. The Board recommends (1) a vote for the election of all director nominees, (2) a vote for the ratification of the appointment of PwC as our independent registered public accounting firm, (3) a vote for the non-binding, advisory approval of our Named Executive Officer compensation and (4) a three-year frequency for the non-binding, advisory vote on the frequency of say-on-pay votes. In the event that any director nominee is unavailable for election, such shares may be voted for the election of such substitute nominee or nominees, if any, as the Board may select.

The persons identified as having the authority to vote the proxies granted by the Proxy Card will also have discretionary authority to vote, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the Proxy Card will vote on such matter in their own discretion.

As a beneficial stockholder, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee to ensure your shares are voted the way you would like. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Under NYSE rules, brokers are permitted to exercise discretionary voting authority only on “routine” matters. Although the determination of whether a broker, bank, or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 2) will be a routine matter and that the other proposals (Proposals 1, 3, and 4) will be non-routine matters. Therefore, your broker may vote on Proposal 2 even if you do not provide voting instructions, because it is considered a routine matter. Your broker is not permitted to vote on the other Agenda Proposals if you do not provide voting instructions, because those items involve matters that are considered non-routine.

8. What is a broker non-vote?

If your broker does not receive instructions from you on how to vote your shares and does not have discretion to vote on a proposal because it is a non-routine matter, the broker may return the proxy without voting on that proposal. This is known as a “broker non- vote.” A broker non-vote with respect to a proposal is treated as not entitled to vote at the meeting with regard to that proposal, and therefore does not have any effect on the outcome of the vote on that proposal.

9. What are the voting requirements to elect directors and to approve each of the proposals?

At the Annual Meeting, stockholders will consider and act upon (1) the election of 11 directors; (2) the ratification of the appointment of our independent registered public accounting firm; (3) the non-binding, advisory approval of Named Executive Officer compensation (“say-on-pay”); (4) the non-binding, advisory vote on the frequency of say-on-pay votes; and (5) such other business as may properly come before the Annual Meeting.

Our Bylaws provide that directors are elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board is elected for that seat. Only votes actually cast will be counted for purposes of determining whether a director nominee received the most votes for a particular seat on the Board. Abstentions and the withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) are not treated as votes “cast” and thus have no effect on the results of the election.

Under our Bylaws, the ratification of the appointment of our independent registered public accounting firm (Proposal 2), the non-binding, advisory vote on Named Executive Officer compensation (Proposal 3) and the non-binding, advisory vote on the frequency of say-on-pay votes (Proposal 4) must be approved by the affirmative vote of a majority of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter. A broker non-vote with respect to a proposal is treated as not entitled to vote at the meeting with regard to that proposal, and therefore does not have any effect on the outcome of the vote on that proposal. An abstention on Proposal 2, Proposal 3, and Proposal 4 will be treated as a vote against the relevant proposal.

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As of March 19, 2021, SHUSA, our controlling stockholder and a subsidiary of Banco Santander, owns 245,593,555 shares of Common Stock, constituting approximately 80.2% of the outstanding Common Stock eligible to be voted. We believe that SHUSA will vote all of its shares of Common Stock in favor of the election of each of the director nominees, in favor of Proposal 2 and Proposal 3, and in favor of a three-year frequency of future say-on-pay votes and, therefore, the outcome of these matters is reasonably assured.

10. What is “householding” and how does it affect me?

If you and other persons in your household own shares of our Common Stock as the beneficial owner, your broker or bank may have given notice that your household will receive only one copy of our Annual Report on Form 10-K and Proxy Statement. This practice is known as “householding.” Unless you responded to that notice that you did not wish to participate in householding, you would be deemed to have consented to participating, and only one copy of our Annual Report on Form 10-K and Proxy Statement would be sent to your address (however, each stockholder would continue to receive a separate Proxy Card). This procedure reduces our printing costs and postage fees.

Any stockholder who wishes to receive his or her own set of our Annual Reports on Form 10-K and Proxy Statements, or who shares an address with another stockholder of the Company and together would like to receive only one set of annual disclosure documents, should contact us at 1601 Elm St., Suite 800, Dallas, Texas 75201 Attention: Corporate Secretary, being sure to supply the names of all stockholders at the same address, the name of the bank or brokerage firm, and the account number(s). You can also reach us at (214) 634-1110. The revocation of consent to householding should be effective 30 days after the notice is received.

Annual Meeting Information

11. Are there any other matters to be voted upon at the Annual Meeting?

We do not know of any matters to be voted on by stockholders at the Annual Meeting other than those included in this Proxy Statement. Your executed proxy gives the proxy holders authority to vote your shares in accordance with their best judgment with respect to any other matter that may properly come before our stockholders at the Annual Meeting in accordance with Rule 14a-4(c) of the SEC’s proxy rules, and the proxy holders intend to exercise their judgment accordingly in such circumstances.

12. How can I vote at the Annual Meeting?

Shares held in your name as the stockholder of record on the record date may be voted online at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted online at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast online will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

13. How can I attend the Annual Meeting?

The Annual Meeting will begin promptly at 2:30 p.m. (CDT) in a virtual meeting format at https://www.proxydocs.com/SC. To participate in the Annual Meeting, you will need the control number included in your Proxy Card / Voting Instruction Form. The meeting webcast will begin promptly at 2:30 p.m. (CDT). We encourage you to access the meeting prior to the start time. Online check-in will start shortly before the meeting, and you should allow ample time for the check-in procedures. Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm.

Stockholder Proposals and Company Information

14. How can I submit a stockholder proposal for the 2022 Annual Meeting?

Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2022 Proxy Statement and action at our 2022 Annual Meeting must be received by us at our executive offices at 1601 Elm St., Suite 800, Dallas, Texas 75201, Attention: Office of the Secretary, no later than the close of business 120 calendar days before the one-year anniversary of the date of this Proxy Statement’s release to stockholders in connection with the 2021 Annual Meeting. As a result, any notice given by a stockholder pursuant to SEC Rule 14a-8 must be received no later than December 24, 2021. If, however, the 2022 Annual Meeting takes place more than 30 days before or after June 3, 2022, then the deadline for stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2022 Proxy Statement and acted upon at our 2022 Annual Meeting shall be a date that we determine to be a reasonable time before we begin to print and send our Proxy Materials. In this event, we will disclose this deadline in a public filing with the SEC.

Stockholder proposals submitted for consideration at the 2022 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including stockholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our

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executive offices not later than 90 days or earlier than 120 days before the first anniversary of the date of the Annual Meeting. As a result, any notice given by a stockholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than February 3, 2022 and no later than March 5, 2022. However, if the date of the 2022 Annual Meeting occurs more than 30 days before or more than 60 days after June 3, 2022, notice by the stockholder of a proposal must be delivered no earlier than the close of business on the 120th day prior to the date of such Annual Meeting and no later than the close of business on the 90th day prior to the date of such Annual Meeting or, if the first public announcement of the date of the Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which we first make a public announcement of the date of the 2022 Annual Meeting. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our Bylaws. The Chair of the Annual Meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with our Bylaws. If a stockholder fails to meet these deadlines or fails to satisfy the requirements of our Bylaws, the persons named as proxies will be allowed to use their discretionary voting authority to vote on any such proposal or nomination as they determine appropriate if and when the matter is raised at the Annual Meeting.

15. Who pays for this proxy solicitation?

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing, and handling, and the expenses incurred by brokers, custodians, nominees, and fiduciaries in forwarding proxy material to beneficial owners. We may engage a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and we estimate that the fee payable for such services would be less than $10,000. It is possible that our directors, officers, and other employees may make further solicitations personally, electronically, or by telephone, facsimile, or mail. Our directors, officers, and other employees will receive no additional compensation for any such further solicitations.

16. How can I obtain a copy of the Annual Report on Form 10-K?

Upon written request, we will provide to you by mail a free copy of our Annual Report on Form 10-K (including financial statements and financial statement schedules) for the fiscal year ended December 31, 2020. Please direct your request to 1601 Elm St., Suite 800, Dallas, Texas 75201 Attention: Corporate Secretary. The Annual Report on Form 10-K may also be accessed on our website at http://investors.santanderconsumerusa.com.

By Order of the Board,

Christopher Pfirrman
Chief Legal Officer, General Counsel, and Corporate Secretary

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CHRYSLER CAPITAL RoadLoans.com 1601 Elm St. Suite 800 Dallas, Texas 75201| 214.634.1110

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/SC "Cast your vote online "Have your Proxy Card ready "Follow the simple instructions to record your vote PHONE Call 1-855-782-8499 "Use any touch-tone telephone "Have your Proxy Card ready "Follow the simple recorded instructions MAIL "Mark, sign and date your Proxy Card "Fold and return your Proxy Card in the postage-paidenvelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/SC Santander Consumer USA Holdings Inc. CONTROL NUMBER Annual Meeting of Stockholders For Stockholders as of record on April 09, 2021 TIME: Thursday, June 03, 2021 02:30 PM, Local Time PLACE: Annual meeting to be held live via the internet-please visit www.proxydocs.com/SC for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Mahesh Aditya, Christopher Pfirrman and Kristopher Tate, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Santander Consumer USA Holdings Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxyheretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD/VOTING INSTRUCTION FORM AND MARK ON THE REVERSE SIDE

Santander Consumer USA Holdings Inc. Annual Meeting of Stockholders Please make your marks like this: Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 3 YEARS. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Directors FOR WITH HOLD1. 01 Mahesh Aditya FOR1.02 Homaira Akbari FOR1.03 Juan Carlos Alvarez de Soto FOR1.04 Leonard Coleman, Jr. FOR1.05 Stephen A. Ferriss FOR1.06 Victor Hill FOR1.07 Edith E. Holiday FOR1.08 Javier Maldonado FOR1.09 Robert J. McCarthy FOR1.10 William F. Muir FOR1.11 William Rainer FOR FOR AGAINST ABSTAIN FOR FOR 1YR 2YR 3YR ABSTAIN YEARS2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. 3 .To approve, on a non-binding, advisory basis named executive officer compensation. 4. To approve, on a non-binding, advisory basis the frequency of future advisory votes on named executive officer compensation. 5. In their discretion, the proxies are authorized to vote upon any business as may properly come before the Annual Meeting, and any adjournment or postponement thereof, in accordance with the terms of our Third Amended and Restated Bylaws. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/VoteForm. Signature (and Title if applicable) Date Signature (if held jointly) Date